Exhibit 10.1

DENTONS

48701415.13

Single currency term loan facility agreement

Dated 16 August 2017

Evolving Systems, Inc.

(as Parent)

Evolving Systems Holdings Limited

(as Company)

The companies listed in Schedule 1

(as Original Guarantors)

East West Bank

(as Lender)

Dentons UKMEA LLP

One Fleet Place

London EC4M 7WS

United Kingdom

DX 242

Facility agreement

Dated 16 August 2017

Between

(1)                                 Evolving Systems, Inc., a corporation incorporated in Delaware with registered number 2580274 (the Parent);

(2}                               Evolving Systems Holdings Limited, a company incorporated in England and Wales with registered number 05272751 (the Company and the Original Borrower);

(3)                                 The companies listed in Schedule 1 as original guarantors (the Original Guarantors);

(4)                                 East West Bank as lender (the Lender);

It Is agreed:

Section 1- Interpretation

1                                         Definitions and Interpretation

1.1                               Definitions

In this Agreement:

Accession Letter means a document substantially In the form set out in Schedule 4 (Form of Accession Letter).

Accounting Principles means, In relation to Obligors’ incorporated in the United Kingdom, generally accepted accounting principles in the United Kingdom, including IFRS and in relation to the Parent, generally accepted accounting principles in the United States of America.

Accounts means, with respect to any Person, all presently existing and hereafter arising accounts, contract rights, payment Intangibles, and all other forms of obligations owing to such Person arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by such Person, whether or not earned by performance.

Acquisition means the acquisition by the Company of the Target Shares on the terms of the Acquisition Documents.

Acquisition Agreement means the share purchase agreement dated on or about the date hereof relating to the sale and purchase of the Target Shares in the agreed form and made between the Company and the Vendor.

Acquisition Costs means all fees, costs and expenses, stamp, registration and other Taxes incurred by the Company or any other Group Company In connection with the Acquisition or the Transaction Documents.

Acquisition Documents means:

(a)                                 the Acquisition Agreement;

(b)                                 the Disclosure Letter;

(c)                                  the Warranty Deed; and

(d)                                 any other document designated as an Acquisition Document by the Lender and the Company.

Act means the Companies Act 2006.

Additional Guarantor means a company which becomes an Additional Guarantor in accordance with Clause 24 (Changes to the Obligors).

Additional Obligor means an Additional Borrower or an Additional Guarantor.

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

Authorisation means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

Availability Period means the period from and including the date of this Agreement to and including the date falling on the first Business Day one month after the date of this Agreement, or such longer period as the Lender may in its absolute discretion agree.

Available Facility means, the Commitment minus:

(a)                                 the amount of any outstanding Loans: and

(b)                                 in relation to any proposed Utilisation, the amount of any Loans that are due to be made on or before the proposed Utilisation Date.

Base Case Model means the financial model including profit and loss, balance sheet and cashflow projections in the agreed form relating to the Group (for these purposes assuming Completion has occurred) together with the written business plan in the agreed form, each prepared by the Parent.

Borrower means the Company. Budget

means:

(a)                                 in relation to the period beginning on 1July 2017 and ending on 31 December 2020, the Base Case Model to be delivered by the Borrower to the Lender pursuant to Clause 4.1 (Initial conditions precedent); and

(b)                                 in relation to any other period, any budget delivered by the Borrower to the Lender in respect of that period pursuant to Clause 19.5 (Budget).

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Los Angeles and New York City.

Certified Copy means a copy of an original document which is certified by a director of the relevant Group Company as being a copy of that document.

Change of Control means the occurrence of any of the following:

(a)                                 the date any person or group acquires ownership of stock of the Parent that, together with stock held by the person or group, constitutes more than fifty per cent (50%) of the total fair market value or total voting power of the stock of the Parent;

(b)                                 a liquidation or dissolution of the Parent;

(c)                                  the sale of all or substantially all (greater than seventy five per cent (75%)) of the fair market value of the assets of the Parent;

(d)                                 the acquisition by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act, of beneficial ownership within the meaning of Rule 13-d promulgated under the Securities Exchange Act of more than fifty per cent (50%) of either the then-outstanding shares of the Parent’s common stock or the combined voting power of the Parent’s then-outstanding voting securities entitled to vote generally in the election of directors (referred to in this Agreement as the ownership of a “Controlling Interest”) excluding, for this purpose, any acquisitions by (i) the Parent or its subsidiaries or affiliates; or (ii) any employee benefit plan of the most recent acquisition by such person or persons) ownership of stock of the Parent possessing fifty per cent (50%) per cent or more of the total voting power of the stock of such corporation; or

(e)                                  individuals who constitute the majority of the board of the Parent (the Board) as of the date of this Agreement (the Incumbent Board) cease for any reason to constitute at least a majority of the Board, provided that any individual who becomes a member of the Board after the date of this Agreement whose election, or nomination for election by holders of the Company’s securities, was approved by either (i) the vote of at least a majority of the individuals then constituting the Incumbent Board or (ii) the shareholders of the Parent, will be considered a member of the Incumbent Board.

Charged Property means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.

Closing Date means the date on which Completion occurs. Code means the US Internal Revenue Code of 1986.

Commitment means the amount set out in Clause 2 (The Facility) to the extent not cancelled or reduced under this Agreement.

Company’s Auditors means, Moore Stephens LLP or any other firm appointed by the Company to act as its statutory auditors.

Completion means the completion of the Acquisition in accordance with clause 5 (Completion) of the Acquisition Agreement.

Compliance Certificate means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate).

Confidential Information means all information relating to the Company, any Obligor, the Group, the Finance Documents or the Facility of which the Lender becomes aware in its capacity as, or for the purpose of becoming, the Lender or which is received by the Lender in relation to, or for the purpose of becoming the Lender under, the Finance Documents or the Facility from any member of the Group or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such Information but excludes

(a)                                 information that:

(i)                                     is or becomes public information other than as a direct or indirect result of any breach by the Lender of Clause 33 (Confidential Information); or

(ii)                                  is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)                               is known by the Lender before the date the information is disclosed to it by any member of the Group or any of its advisers as described above or is lawfully obtained by the Lender after that date, from a source which is, as far as the Lender is aware, unconnected with the Group and which, in either case, as far as the Lender is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(b)                                 any Funding Rate.

Confidentiality Undertaking means a confidentiality undertaking substantially in a form recommended by the LMA or in any other form agreed between the Company and the Lender.

Cross License Agreement shall mean, collectively, (I) the Intercompany Licence Agreement, dated as of October 17, 2005, between Parent, as licensor, and ESL, as licensee, and (ii) the Intercompany License Agreement, dated as of October 17, 2005 between ESL, as licensor, and Parent, as licensee.

CTA means the Corporation Tax Act 2009.

Disclosure Letter means the disclosure letter dated on or about the date hereof between the Warrantors named therein and the Company.

Dangerous Materials means any element or substance (in any form) which is subject to regulatory control as being hazardous or dangerous or which is capable of causing harm or damage to the Environment.

Default means an Event of Default or any event or circumstance specified in Clause 22 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

Debenture means the debenture granted by the Company, Evolving Systems BLS Limited and Evolving Systems Limited over all of their respective assets and undertaking to the Lender on or about the date of this Agreement.

Disruption Event means either or both of:

(a)                                 a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)                                 the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)                                     from performing its payment obligations under the Finance Documents; or

(ii)                                  from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

Environment means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)                                 air (including air within natural or man-made structures, whether above or below ground);

(b)                                 water (including territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)                                  land (including land under water).

Environmental Claim means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

Environmental Law means any applicable law or regulation which relates to:

(a)                                 the pollution or protection of the Environment;

(b)                                 the conditions of the workplace; or

(c)                                  the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including any waste.

Environmental Permit means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group.

ERISA means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

ESL means Evolving Systems Ltd., a company incorporated under the laws of England and Wales and Wholly Owned Subsidiary of Evolving Systems Holdings.

Event of Default means any event or circumstance specified as such in Clause 22 (Events of Default).

Facility means the term loan facility described in Clause 2 (The Facility).

Facility Office means the office or offices through which the Lender will perform its obligations under this Agreement, being Pasadena, California (or, any office or offices notified by the Lender to the Company in writing after the date of this Agreement by not less than five Business Days’ written notice).

FATCA means:

(a)                                 sections 1471 to 1474 of the Code or any associated regulations;

(b)                                 any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)                                  any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.

Finance Document means this Agreement, the Subordination Agreement, any Hedging Agreement, any Accession Letter, any Resignation Letter, any Transaction Security Document and any other document designated as such by the Lender and the Company.

Finance Lease means any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a balance sheet liability.

Financial Indebtedness means any indebtedness for or in respect of:

(a)                                 moneys borrowed and debit balances at banks or other financial institutions;

(b)                                 any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c)                                  any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)                                 the amount of any liability in respect of Finance Leases;

(e)                                  receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis;

(f)                                   any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)                                  any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(h)                                 any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the Termination Date or are otherwise classified as borrowings under the Accounting Principles);

(i)                                     any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 130 days after the date of supply;

(j)                                    the supply of any assets or services which is more than 130 days past the original due date for payment;

(k)                                 any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Principles, and the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (k) above.

Financial Quarter means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

Financial Year means the annual accounting period of the Group.

French Target means Lumata France SAS a company incorporated under the law of France with registered number 497 678 946 R.C.S. Grenoble

Funding Rate means any rate notified to the Company by the Lender pursuant to paragraph Clause 10.1 (Cost of funds).

German Target means Lumata Deutschland GmbH, a company incorporated under the law of Germany with registered number HRB 185628 B.

Group means the Parent, the Company, each Target and each of their respective Subsidiaries for the time being.

Group Company means any member of the Group.

Group Structure Chart means the group structure chart in the agreed form, delivered to the Agent pursuant to Part 1of Schedule 2 (Conditions precedent).

Guarantor means the Parent, an Original Guarantors or an Additional Guarantor unless it has ceased to be a Guarantor in accordance with Clause 24 (Changes to the Obligors).

Hedging Agreement means any master agreement, confirmation, schedule or other agreement entered into or to be entered into by the Company and the Lender for the purpose of hedging the interest rate liabilities and/or risks in relation to the Facility.

Holding Company means, in relation to a person, any other person in respect of which it is a Subsidiary.

IFRS means international accounting standards within the meaning of lAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

Insolvency Regulation means Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast).

Intellectual Property means:

(a)                                 any patents, trade marks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, know-how and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(b)                                 the benefit of all applications and rights to use such assets of each Group Company (which may now or in the future subsist).

Interest Period means, in relation to a Loan, each period of one month and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

ITA means the Income Tax Act 2007.

Legal Opinion means any legal opinion delivered to the Lender under Clause 4 (Conditions of utilisation) or Clause 24 (Changes to the Obligors).

Legal Reservations means:

(a)                                 the principle that equitable remedies may be granted or refused at the discretion of a court, and the limitations on enforcement imposed by laws relating to insolvency, reorganisation, and other laws generally affecting the rights of creditors;

(b)                                 the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim; and

(c)                                  similar principles, rights and defences under the laws of any Relevant Jurisdiction.

Liability Period means the period starting on the date of this Agreement and ending on the date on which the Lender is satisfied that:

(a)                                 all of the liabilities of the Obligors under each Finance Document are irrevocably discharged in full; and

(b)                                 it has no commitment or liability, whether present or future, actual or contingent, in relation to the Facility.

Limitation Acts means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984. LMA means the Loan Market Association.

Loan means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

Margin means 1.50 per cent per annum.

Material Adverse Effect means a material adverse effect on:

(a)                                 the business, operations, assets, condition (financial or otherwise) of the Group taken as a whole;

(b)                                 the ability of the Obligors (taken as a whole) to perform their payment obligations under the Finance Documents and/or their obligations under Clause 20 (Financial condition) and their other obligations under the Finance Documents; or

(c)                                  the validity or enforceability of, or the effectiveness or ranking of any Security granted or purported to be granted pursuant to any of, the Finance Documents or the rights or remedies of the Lender under any of the Finance Documents.

Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)                                 (subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one or, if there is not. on the immediately preceding Business Day;

(b)                                 if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)                                  if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules (a) to (c) will only apply to the last Month of any period.

Obligor means a Borrower or a Guarantor.

Obligors’ Agent means the Company, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.2 (Obligors’ Agent).

Original Financial Statements means:

(a)                                 in relation to the Parent, the audited consolidated financial statements (including all additional information and notes to the accounts) together with the relevant directors’ report and auditors’ report for its Financial Year ended 31 December 2015;

(b)                                 in relation to each Original Obligor, its audited financial statements (Including all additional information and notes to the accounts) together with the relevant directors’ report and auditors’ report for its Financial Year ended 31 December 2015; and

(c)                                  in relation to any other Obligor, its audited financial statements delivered to the Lender as required by Clause 24 (Changes to the Obligors).

Original Jurisdiction means, in relation to an Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the date of this Agreement or, in the case of an Additional Obligor, as at the date on which that Additional Obligor becomes a Party as a Borrower or a Guarantor (as the case may be).

Original Obligor means an Original Borrower or an Original Guarantors.

Participating Member State means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

Party means a party to this Agreement.

Permitted Acquisition means:

(a)                                 the Acquisition;

(b)                                 an acquisition by a Group Company of an asset sold, leased, transferred or otherwise disposed of by another Group Company in circumstances constituting a Permitted Disposal;

(c)                                  an acquisition of shares or securities pursuant to a Permitted Share Issue; and

(d)                                 any other acquisitions the consideration for which does not in aggregate exceed $1,000,000 (or its equivalent) during the term of this Agreement.

Permitted Disposal means any sale, lease, licence, transfer or other disposal which, except in the case of paragraph (b), Is on arm’s length terms:

(a)                                 of trading stock or cash made by any Group Company in the ordinary course of trading of the disposing entity;

(b)                                 of any asset by a Group Company (the Disposing Company) to another Group Company (the Acquiring Company), but if:

(i)                                   the Disposing Company is an Obligor, the Acquiring Company must also be an Obligor;

(ii)                                the Disposing Company had given Security over the asset, the Acquiring Company must give equivalent Security over that asset; and

(iii)                             the Disposing Company is a Guarantor, the Acquiring Company must be a Guarantor guaranteeing at all times an amount no less than that guaranteed by the Disposing Company;

(c)                                  of assets (other than shares, businesses, Real Property or Intellectual Property) in exchange for other assets comparable or superior as to type, value and quality (other than an exchange of a non-cash asset for cash);

(d)                                 of obsolete or redundant vehicles, plant and equipment for cash;

(e)                                  arising as a result of any Permitted Security; and

(f)                                   of assets (other than shares, businesses, Real Property or Intellectual Property) for cash where the higher of the market value and net consideration receivable (when aggregated with the higher of the market value and net consideration receivable for any other sale, lease, licence, transfer or other disposal not allowed under the preceding paragraphs) does not exceed $250,000 (or its equivalent) in total during the term of this Agreement.

Permitted Distribution means the payment of a dividend to the Parent or any of its Wholly- Owned Subsidiaries.

Permitted Financial Indebtedness means Financial Indebtedness:

(a)                                 arising under the Finance Documents or otherwise under any agreement entered into with the Lender:

(b)                                 arising under a foreign exchange transaction for spot or forward delivery entered into in connection with protection against fluctuation in currency rates where that foreign exchange exposure arises in the ordinary course of trade, but not a foreign exchange transaction for investment or speculative purposes:

(c)                                  arising under a Permitted Loan or a Permitted Guarantee or as permitted by Clause 28.38 (Treasury Transactions):

(d)                                 under Finance Leases of vehicles, plant, equipment or computers, provided that the aggregate capital value of all such items so leased under outstanding leases by Group Companies does not exceed $250,000 (or its equivalent in other currencies) at any time:

(e)                                  any other Financial Indebtedness consented to by the Lender from time to time; and

(f)                                   any Financial Indebtedness arising under a derivative or other financial instrument used to protect against interest rate fluctuations under the Loan as consented to by the Lender.

Permitted Guarantee means:

(a)                                 the endorsement of negotiable instruments In the ordinary course of trade;

(b)                                 any performance or similar bond guaranteeing performance by a Group Company under any contract entered Into in the ordinary course of trade;

(c)                                  any guarantee which constitutes Permitted Financial Indebtedness:

(d)                                 any guarantee given in respect of the netting or set-off arrangements permitted pursuant to paragraph (b) of the definition of Permitted Security.

Permitted Loan means:

(a)                                 any trade credit extended by any Group Company to Its customers on normal commercial terms and in the ordinary course of its trading activities;

(b)                                 Financial Indebtedness which is referred to In the definition of, or otherwise constitutes, Permitted Financial Indebtedness (except under paragraph (d) of that definition);

(c)                                  a loan made by an Obligor to another Obligor or made by a member of the Group which is not an Obligor to another member of the Group,

so long as in the case of paragraph (c) above:

(i)                                     such loans are solely provided for the purpose of providing working capital;

(ii)                                  the aggregate amount of the Financial Indebtedness under loans to members of the Group which are not Obligors does not exceed $1,000,000 (or its equivalent) at any time; and

(iii)                               no Event of Default is continuing.

Permitted Security means:

(a)                                 any lien arising by operation of law and in the ordinary course of trading, and not as a result of any default or omission by any Group Company;

(b)                                 any netting or set-off arrangement entered into by any Group Company in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of Group Companies but only so long as (i) such arrangement does not permit credit balances of Obligors to be netted or set off against debit balances of Group Companies which are not Obligors and (ii) such arrangement does not give rise to other Security over the assets of Obligors in support of liabilities of Group Companies which are not Obligors except, in the case of (i) and (ii) above, to the extent such netting, set-off or Security relates to, or is granted in support of, a loan permitted pursuant to paragraph (e) of the definition of Permitted Loan;

(c)                                  any payment or close out netting or set-off arrangement pursuant to any Treasury Transaction or foreign exchange transaction entered into by a member of the Group which constitutes Permitted Financial Indebtedness, excluding any Security or Quasi- Security under a credit support arrangement;

(d)                                 any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a Group Company in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any Group Company;

(e)                                  any Security or Quasi Security (existing as at the date of this Agreement) over assets of any member of the Target Group so long as the Security or Quasi Security is irrevocably removed or discharged by no later than the Closing Date;

(f)                                   any Quasi-Security arising as a result of a disposal which is a Permitted Disposal;

(g)                                  any Security or Quasi-Security arising as a consequence of any Finance Lease permitted pursuant to paragraph (f) of the definition of Permitted Financial Indebtedness; and

(h)                                 the rent deposit agreement in favour of London & Argyll Developments Limited dated 27 September 2005.

Permitted Share Issue means an issue of shares by a Group Company which is a Subsidiary of the Company to its immediate Holding Company where (if the existing shares of the Subsidiary are the subject of the Transaction Security) the newly-issued shares also become subject to the Transaction Security on the same terms;

Prime Rate means the greater of:

(a)                                 3.50 per cent; and

(b)                                 the variable rate of interest, per annum, that appears in The Wall Street Journal on the date of measurement, whether or not such an announced rate is the lowest rate available from the Lender.

Qualifying Lender has the meaning given to it in Clause 12 (Tax gross-up and indemnities).

Quarter Date means 31 March, 30 June, 30 September and 31 December in each year. Quasi-Security has the meaning given to it in Clause 21.12 (Negative pledge).

Real Property means:

(a)                                 any freehold, leasehold or immovable property; and

(b)                                 any buildings, fixtures, fittings, fixed plant or machinery from time to time situated on or forming part of that freehold, leasehold or immovable property.

Related Fund in relation to a fund (the first fund), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

Relevant Jurisdiction means, in relation to an Obligor:

(a)                                 its Original Jurisdiction;

(b)                                 any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(c)                                  any jurisdiction where it conducts its business; and

(d)                                 the jurisdiction whose laws govern the perfection of any Transaction Security Document entered into by it.

Relevant Market means the New York interbank market.

Relevant Period means a period of 12 months ending on a Quarter Date.

Repayment Date means the last day of each Interest Period falling on and after the date falling 12 Months after the date of this Agreement and the Termination Date.

Repeating Representations means each of the representations and warranties set out in Clauses 18.1 (Status) to 18.6 (Governing law and enforcement), 18.10 (No default), Clause 18.11.4 (No misleading information) 18.12 (Original Financial Statements) and 18.20 (Ranking) to 18.22 (Legal and beneficial ownership).

Representative means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

Security means a mortgage, charge, pledge, lien, assignment by way of security, retention of title provision, trust or flawed asset arrangement (for the purpose of, or which has the effect of, granting security) or other security interest securing any obligation of any person or any other agreement or arrangement in any jurisdiction having a similar effect.

Spanish Target means Lumata Spain S.L. a company incorporated under the laws of Spain with registered number 883230672.

Specified Time means a day or time determined in accordance with Schedule 7 (Timetables).

Subordination Agreement means the agreement dated on or about the date of this Agreement and made between the Parent and the other Group Companies.

Subsidiary means any person (referred to as the first person) in respect of which another person (referred to as the second person):

(a)                                 has the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(i)                                     cast, or control the casting of, more than 50% of the maximum number of votes that might be cast at a general meeting of the first person;

(ii)                                  appoint or remove all, or the majority, of the directors or other equivalent officers of the first person; or

(iii)                               give directions with respect to the operating and financial policies of the first person with which the directors or other equivalent officers of the first person are obliged to comply; or

(b)                                 holds beneficially more than 50% of the issued share capital of the first person (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).

Target means each of the French Target, the UK Target, the Spanish Target and the German Target.

Target Group means each Target.

Target Shares means all of the shares of each Target.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

Termination Date means the date falling 48 Months from the date of this Agreement.

Transaction  Documents means:

(a)                                 the Finance Documents; and

(b)                                 the Acquisition Documents.

Transaction Security means the Security created or expressed to be created in favour of the Lender pursuant to the Transaction Security Documents.

Transaction Security Documents means:

(a)                                 the Debenture; and

(b)                                 any other document creating, or which expresses to create, Security for the liabilities of any Obligor to the Lender under any Finance Document.

Transfer Pricing Agreements shall mean (i) the Master Services Agreement entered into between the Parent and Evolving Systems Networks India PVT Ltd., dated as of the 31st day of August,

2004, as amended December 8, 2004, June 1, 2005 and April 1, 2006, and the Master Services Agreement entered into between ESL and Evolving Systems Networks India Pvt. Ltd, dated as of the 1st day of June 2005, amended April 1, 2006, and (ii) agreements on transfer pricing in form and substance reasonably satisfactory to the Lender.

Treasury Transaction means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents.

UK Target means Lumata UK Limited, a company incorporated under the law of England and Wales with registered number 03962393.

US means the United States of America.

US Tax Obligor means:

(a)                                 a Borrower which is resident for tax purposes in the US; or

(b)                                 an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

Utilisation means a utilisation of the Facility.

Utilisation Date means the date of a Utilisation, being the date on which the relevant Loan is to be made.

Utilisation Request means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

VAT means:

(a)                                 any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)                                 any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

Vendor means Lumata Holdings Limited, a company incorporated under the law of England and Wales with registered number 08425322.

Warranty Deed means the warranty deed dated on or about the date hereof between the Warrantors listed therein and the Company.

Wholly-Owned Subsidiary shall mean any Subsidiary in which (other than directors’ qualifying shares required by law) one hundred per cent (100%) of the equity, at the time as of which any determination is being made, is owned, beneficially and of record, by the Parent or by one or more of the other Wholly-Owned Subsidiaries of the Parent, or both.

1.2                               Construction

1.2.1                     Unless a contrary indication appears, any reference in this Agreement to:

(a)                                 the Lender, any Obligor, any Party or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

(b)                                 assets includes present, future, actual and contingent properties, revenues and rights of every description;

(c)                                  a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended, restated or replaced from time to time;

(d)                                 guarantee means (other than in Clause 17(Guarantee and Indemnity)) any guarantee, letter of credit, bond, indemnity, documentary or other credit or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed In order to maintain or assist the ability of such person to meet its indebtedness;

(e)                                  debt or Indebtedness includes any obligation, whether incurred as principal or as surety, for the payment or repayment of money, whether present or future, actual or contingent and whether owed jointly or severally or in any other capacity;

(f)                                   a person includes any Individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(g)                                  a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(h)                                 any statute or statutory provision includes any statute or statutory provision which amends, extends, consolidates or replaces it, or which has been amended, extended, consolidated or replaced by it, and any orders, regulations, instruments or other subordinate legislation made under it;

(i)                                     a time of day is a reference to London time;

(j)                                    the words include(s), including and in particular shall be construed as being by way of illustration or emphasis only and shall not be construed as, nor shall they take effect as, limiting the generality of any preceding words;

(k)                                 liabilities includes any obligation whether incurred as principal or as surety, whether or not in respect of indebtedness, whether present or future, actual or contingent and whether owed jointly or severally or in any other capacity;

(l)                                     the words other and otherwise shall not be construed ejusdem generis with any preceding words where a wider construction is possible; and

(m)                             a Clause or Schedule is to be construed as a reference to the relevant clause of, or schedule to, this Agreement.

1.2.2                     The determination of the extent to which a rate is for a period equal in length to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

1.2.3                     Section, clause and schedule headings are for ease of reference only.

1.2.4                     A Default (other than an Event of Default) is continuing if it has not been remedied or waived in writing and an Event of Default is continuing if it has not been waived in writing.

1.3                               Currency symbols and definitions

$, USD and dollars denote the lawful currency of the United States of America.

1.4                               Third party rights

1.4.1                     Unless expressly provided to the contrary in this Agreement a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or to enjoy the benefit of any term of this Agreement.

1.4.2                     Notwithstanding any term of any Finance Document, the Parties may rescind, vary, waive, release, assign, novate or otherwise dispose of all or any of their respective rights or obligations under this Agreement without the consent of any person who is not a Party.

Section 2 - The Facility

2                                         The Facility

2.1                               The Facility

Subject to the terms of this Agreement, the Lender makes available to the Company a dollar term loan facility in a maximum principal amount of $4,730,000.

2.2                               Obligors’ Agent

2.2.1                     Each Obligor which is a party to this Agreement (other than the Company) by its execution of this Agreement or an Accession Letter irrevocably appoints the Company (acting through one or more authorised signatories) to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(a)                                 the Company on its behalf to supply all information concerning itself contemplated by this Agreement to the Lender and to give and receive all notices, instructions and other communications (including, in the case of a Borrower, Utilisation Requests), to execute on its behalf any Accession letter, to sign all certificates, to make such agreements and to effect the relevant amendments, supplements, variations and waivers capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor, and

(b)                                 the Lender to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Company,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

2.2.2                     Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice, instruction (Including any Utilisation Request) or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly agreed, executed, made, given or concurred with it or received the relevant notice, demand or other communication.  In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

3                                         Purpose

3.1                               Purpose

3.1.1                     The Company shall apply all amounts borrowed by it under the Facility towards:

(a)                                 payment to the Vendor of the purchase price for the Target Shares under the Acquisition Agreement; and

(b)                                 payment of any related Acquisition Costs (other than periodic fees).

3.2                               Monitoring

The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4                                         Conditions of utilisation

4.1                               Initial conditions precedent

The Lender shall only be obliged to comply with its obligations in Clause 5.4 (Availability of Loans) if on or before the Utilisation Date it has received all of the documents and other evidence listed in Part 1 of Schedule 2 (Initial conditions precedent) in form and substance satisfactory to the Lender. The Lender shall notify the Company promptly upon being so satisfied.

4.2                               Further conditions precedent

4.2.1                     The Lender will only be obliged to comply with Clause 5.4 (Availability of Loans) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)                                 no Default is continuing or would result from the proposed Loan; and

(b)                                 all the representations to be made by each Obligor are true in all respects.

4.3                               Maximum number of Loans

4.3.1                     Only one Utilisation Request may be made under this Agreement

4.3.2                     A Borrower may not request that a Loan be divided.

Section 3 - Utilisation

5                                         Utilisation

5.1                               Delivery of a Utilisation Request

A Borrower may utilise the Facility by delivery to the Lender of a duly completed Utilisation Request not later than the Specified Time or such shorter period as the Lender may agree.

5.2                               Completion of a Utilisation Request

5.2.1                     Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)                                 the proposed Utilisation Date is a Business Day within the Availability Period;

(b)                                 the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(c)                                  the proposed Interest Period complies with Clause 9 (Interest Periods).

5.2.2                     Only one Loan may be requested in each Utilisation Request.

5.3                               Currency and amount

5.3.1                     The currency specified in a Utilisation Request must be dollars.

5.3.2                     The amount of the proposed Loan must be a minimum of $4,730,000.

5.4                               Availability of Loans

If the conditions set out in this Agreement have been met the Lender shall make each Loan available by the Utilisation Date through its Facility Office.

5.5                               Cancellation of Commitment

The Commitment which, at that time, is unutilised shall be immediately cancelled at the end of the Availability Period.

Section 4- Repayment, prepayment and cancellation

6                                         Repayment

6.1                               Repayment of Loans

6.1.1                     The Company shall repay the Loans by paying to the Lender on each date set out in Column 1 below (each a Repayment Date) an amount equal to the relevant amount (each a Repayment Instalment) which is set out in Column 2 below opposite that date.

Column 1	Column2

Repayment Date	Amount of Loans to be repaid

The last day of each Interest Period commencing with 31 July 2018	$131,388.88

The Termination Date	The balance of the Loan outstanding.

6.1.2                     No Borrower may borrow any part of the Facility which is repaid.

7                                         Prepayment and cancellation

7.1                               Illegality

If, in any applicable jurisdiction, It becomes unlawful for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain any Loan or it becomes unlawful for any Affiliate of the Lender for the Lender to do so:

(a)                                 the Lender shall promptly notify the Company upon becoming aware of that event;

(b)                                 upon the Lender notifying the Company, the Commitment will be immediately cancelled; and

(c)                                  each Borrower shall repay the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Lender has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Company (being no earlier than the last day of any applicable grace period permitted by law).

7.2                               Change of control

If a Change of Control occurs, the Facility shall be automatically cancelled and all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents shall become immediately due and payable.

7.3                               Voluntary prepayment of Loans

7.3.1                     A Borrower to which a Loan has been made may, if It gives the Lender not less than 10 Business Days’ (or such shorter period as the Lender may agree) prior notice, prepay the whole or any part of any Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of $250,000 and integral multiples of $50,000).

7.3.2                     A Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the Available Facility is zero).

7.3.3                     Any prepayment under this Clause 7.3 shall satisfy the obligations under Clause 6.1 (Repayment of Loans) in inverse order of maturity.

7.4                               Restrictions

7.4.1                     Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

7.4.2                     Any prepayment under this Agreement shall be made together with:

(a)                                 accrued interest on the amount prepaid; and

(b)                                 the prepayment fee specified in Clause 11.1 (Prepayment fee).

7.4.3                     No Borrower may re-borrow any part of the Facility which is prepaid.

7.4.4                     The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitment except at the times and in the manner expressly provided for in this Agreement.

7.4.5                     No amount of the Commitment cancelled under this Agreement may be subsequently reinstated.

7.5                               Effect of repayment and prepayment on Commitment

If all or part of a Loan under the Facility is repaid or prepaid, an amount of the Commitment (equal to the amount of the Loan which is repaid or prepaid) In respect of the Facility will be deemed to be cancelled on the date of repayment or prepayment.

7.6                               Disposal and Insurance Proceeds

7.6.1                     For the purposes of this Clause 7.6 and Clause 7.7 (Application of mandatory prepayments and cancellations}:

Disposal means a sale, lease, licence, transfer, loan or other disposal by a person of any asset, undertaking or business (whether by a voluntary or Involuntary single transaction or series of transactions).

Disposal Proceeds means the consideration receivable by any Group Company (including any amount receivable in repayment of intercompany debt) for any Disposal made by any Group Company except for Excluded Disposal Proceeds and after deducting:

(a)                                 any reasonable expenses which are incurred by any Group Company with respect to that Disposal to persons who are not Group Companies; and

(b)                                 any Tax incurred and required to be paid by the seller in connection with that Disposal (as reasonably determined by the relevant Group Company, on the basis of existing rates and taking account of any available credit, deduction or allowance).

Excluded Disposal Proceeds means the proceeds of any Permitted Disposal (other than under paragraph (f) of that definition).

Excluded Insurance Proceeds means any proceeds of an insurance claim which the Parent notifies the Agent are, or are to be, applied:

(a)                                 to meet a third party claim;

(b)                                 to cover operating losses in respect of which the relevant insurance claim was made; or

(c)                                  to the replacement, reinstatement and/or repair of the assets or otherwise in amelioration of the loss in respect of which the relevant insurance claim was made,

in each case as soon as possible (but in any event within 90 days, or such longer period as the Majority Lenders may agree acting reasonably) after receipt.

Insurance Proceeds means the proceeds of any insurance claim under any insurance maintained by any Group Company except for Excluded Insurance Proceeds and after deducting any reasonable expenses in relation to that claim which are incurred by any Group Company to persons who are not Group Companies.

7.6.2                     The Company shall prepay Utilisations in amounts equal to the following amounts at the times and in the order of application contemplated by Clause 7.7 (Application of mandatory prepayments and cancellations):

(a)                                 all Disposal Proceeds; and

(b)                                 all Insurance Proceeds.

7.7                               Application of mandatory prepayments and cancellations

7.7.1                     A prepayment of Utilisations made under Clause 7.6 (Disposal and Insurance Proceeds) shall be applied in prepayment of Loans as contemplated in Clause .7.3 (Voluntary prepayment of Loans).

7.7.2                     The Company shall prepay Loans in the case of any prepayment relating to the amounts of Disposal Proceeds or Insurance Proceeds, promptly upon receipt of those proceeds.

7.8                               Excluded proceeds

Where Excluded Disposal Proceeds and Excluded Insurance Proceeds include amounts which are intended to be used for a specific purpose within a specified period (as set out in the relevant definition of Excluded Disposal Proceeds or Excluded Insurance Proceeds), the Company shall ensure that those amounts are used for that purpose and shall promptly deliver a certificate to the Lender at the time of such application and at the end of such period confirming the amount (if any) which has been so applied within the requisite time periods provided for in the relevant definition.

Section 5 - Costs of utilisation

8                                         Interest

8.1                               Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)                                 Prime Rate; and

(b)                                 Margin.

8.2                               Payment of Interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period.

8.3                               Default Interest

8.3.1                     If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to Clause 8.3.2, is 5 per cent per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Lender (acting reasonably).  Any interest accruing under this Clause 8.3 shall be immediately payable by the Obligor on demand by the Lender.

8.3.2                     If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(a)                                 the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(b)                                 the rate of interest applying to the overdue amount during that first Interest Period shall be 5 per cent higher than the rate which would have applied if the overdue amount had not become due.

8.3.3                     Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4                               Notification of rates of Interest

The Lender shall promptly notify the relevant Borrower of the determination of a rate of interest under this Agreement.

9                                         Interest Periods

9.1                               Interest Periods

9.1.1                     Each Interest Period shall be one Month.

9.1.2                     An Interest Period for a Loan shall not extend beyond the Termination Date.

9.1.3                     Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

9.2                               Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10                                  Changes to the calculation of interest

10.1                        Cost of funds

10.1.1              If no Prime Rate is available for the Interest Period of a Loan, the applicable Prime Rate shall be the rate notified to the Company by the Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to the Lender of funding that Loan from whatever source it may reasonably select and, if that rate is less than 3.5 per cent, such rate shall be deemed to be 3.5 per cent.

10.1.2              If this Clause 10.1 applies and the Lender or the Company so requires, the Lender and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

10.2                        Notification to Company

If Clause 10.1 (Cost of funds) applies, the Lender shall, as soon as it is practicable, notify the Company.

11                                  Fees

11.1                        Arrangement fee

11.1.1              An Arrangement fee of $23,650 from the Borrower to the Lender shall arise and be earned on the date of this Agreement.

11.1.2              The arrangement fee shall be payable in four equal instalments of $5,912.50 which shall be payable on the date of this Agreement and on the first, second and third anniversary of the date of this Agreement after the date of this Agreement.

11.2                        Prepayment fee

If the whole or any part of the Facility is prepaid under Clause 7.3 (Voluntary prepayment of Loans) before the second anniversary of the first Utilisation Date, the Company shall pay to the Lender a prepayment fee of 2 per cent of the amount so prepaid.

Section 6- Additional payment obligations

12                                  Tax gross-up and Indemnities

12.1                        Definitions

12.1.1              In this Agreement:

Qualifying Lender means, in respect of the Lender, that the Lender is:

(a)                                 beneficially entitled to interest payable in respect of an advance made under a Finance Document to the Lender at a time at which it was a bank (as defined for the purpose of section 879 of the ITA), and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA; or

(b)                                 beneficially entitled to interest payable in respect of an advance made under a Finance Document and is:

(i)                                     a company resident in the United Kingdom for United Kingdom tax purposes;

(ii)                                  a partnership each member of which is:

(A)                               a company so resident in the United Kingdom; or

(B)                               a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(iii)                               a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing its chargeable profits (within the meaning of section 19 of the CTA); or

(c)                                  beneficially entitled to interest payable in respect of an advance made under a Finance Document and is a Treaty Lender; or

(d)                                 a building society (as defined for the purpose of section 880 of the ITA).

Tax Confirmation means a confirmation by the Lender that the person beneficially entitled to interest payable to the Lender in respect of an advance under a Finance Document is either:

(a)                                 a company resident in the United Kingdom for United Kingdom tax purposes; or

(b)                                 a partnership each member of which is:

(i)                                     a company so resident in the United Kingdom; or

(ii)                                  a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)                                  a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

Tax Credit means a credit against, relief from, remission for, or repayment of any Tax.

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document other than a FATCA Deduction.

Tax Payment means either the increase in a payment made by an Obligor to the Lender under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

Treaty Lender means, in respect of the Lender, that the Lender:

(a)                                 is treated as a resident of a Treaty State for the purposes of a Treaty; and

(b)                                 does not carry on a business in the United Kingdom through a permanent establishment with which the Loan is effectively connected.

Treaty State means a jurisdiction having a double taxation agreement (a Treaty) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

12.1.2              Unless a contrary indication appears, in this Clause 12 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

12.2                        Tax gross-up

12.2.1              Each Obligor shall make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

12.2.2              The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly.  Similarly, the Lender shall notify the Company and that Obligor on becoming so aware in respect of a payment payable to it.

12.2.3              If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be Increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

12.2.4              A payment shall not be increased under Clause 12.2.3 by reason of a Tax Deduction on account of Tax imposed by the United Kingdom, if on the date on which the payment falls due:

(a)                                 the payment could have been made to the Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date the Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date of this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or published concession of any relevant taxing authority; or

(b)                                 the Lender is a Qualifying Lender solely by virtue of paragraph (b) of the definition of Qualifying Lender and:

(i)                                     an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a Direction) under section 931 of the ITA which relates to the payment and the Lender has received from the Obligor making the payment or from the Company a Certified Copy of that Direction; and

(ii)                                  the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(c)                                  the Lender is a Qualifying Lender solely by virtue of paragraph (b) of the definition of Qualifying Lender and:

(i)                                     the Lender has not given a Tax Confirmation to the Company; and

(ii)                                  the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Company, on the basis that the Tax Confirmation would have enabled the Company to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA; or

(d)                                 the Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had the Lender complied with its obligations under Clause 12.2.7.

12.2.5              If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

12.2.6              Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Lender a statement under section 975 of the ITA or other evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.2.7              Subject to Clause 12.2.8, if the Lender is a Treaty Lender, the Lender and each Obligor which makes a payment to which the Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

12.2.8              Nothing in Clause 12.2.7 shall require the Lender to:

(a)                                 register under the HMRC DT Treaty Passport scheme; or

(b)                                 apply the HMRC DT Treaty Passport scheme to any Utilisation if it has so registered.

12.3                        Tax indemnity

12.3.1              The Company shall (within three Business Days of demand by the Lender) pay to the Lender an amount equal to the loss, liability or cost which the Lender determines will be or has been (directly or indirectly) suffered for or on account of Tax by the Lender in respect of a Finance Document.

12.3.2              Clause 12.3.1 shall not apply:

(a)                                 with respect to any Tax assessed on the Lender:

(i)                                     under the law of the jurisdiction in which the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes; or

(ii)                                  under the law of the jurisdiction in which the Lender’s Facility Office is located, in respect of amounts received or receivable in that jurisdiction;

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender; or

(b)                                 to the extent a loss, liability or cost:

(i)                                     is compensated for by an increased payment under Clause 12.2 (Tax gross-up); or

(ii)                                  would have been compensated for by an increased payment under Clause 12.2 (Tax gross-up) but was not so compensated for solely because one of the exclusions in Clause 12.2.3 applied; or

(iii)                               relates to a FATCA Deduction required to be made by a Party.

12.4                        Tax Credit

If an Obligor makes a Tax Payment and the Lender determines that:

(a)                                 a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)                                 the Lender has obtained and utilised that Tax Credit,

the Lender shall pay an amount to the Obligor which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

12.5                        Stamp taxes

The Company shall, within three Business Days of demand, indemnify the Lender against any cost, loss or liability which the Lender incurs in relation to any stamp duty, registration tax or other similar Tax which is payable in respect of any Finance Document.

12.6                        Value added tax

12.6.1              All amounts expressed to be payable under a Finance Document by any Party to the Lender which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, if VAT is or becomes chargeable on any supply made by the Lender to any Party under a Finance Document and the Lender is required to account to the relevant tax authority for the VAT, that Party must pay to the Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and the Lender must promptly provide an appropriate VAT invoice to that Party).

12.6.2              Where a Finance Document requires any Party to reimburse or indemnify the Lender for any cost or expense, that Party shall reimburse or indemnify (as the case may be) the Lender for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that the Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

12.6.3              Any reference in this Clause 12.6 to any Party shall, at any time when such Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant states of the European Union) or any other similar provision in any jurisdiction, which is not a member state of the European Union so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member of such group or unity (or fiscal unity) at the relevant time.

12.6.4              In relation to any supply made by the Lender to any Party under a Finance Document, if reasonably requested by the Lender, that Party must promptly provide the Lender with details of that Party’s VAT registration and such other information as is reasonably requested in connection with the Lender’s VAT reporting requirements in relation to such supply.

12.7                        FATCA Information

12.7.1              Subject to Clause 12.7.2, each Party shall, within ten Business Days of a reasonable request by another Party, supply:

(a)                                 such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(b)                                 such forms, documentation and other information relating to its status that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

12.7.2              Clause 12.7.1 shall not oblige the Lender to do anything, and paragraph (b) of Clause 12.7.1 shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(a)                                 any law or regulation;

(b)                                 any fiduciary duty; or

(c)                                  any duty of confidentiality.

12.7.3              If a Borrower is a US Tax Obligor or the Lender reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, the Lender shall, within ten Business Days of:

(a)                                 where an Original Borrower is a US Tax Obligor, the date of this Agreement;

(b)                                 where a Borrower is a US Tax Obligor and the Lender is an assignee Lender pursuant to Clause 23.1, the date of such assignment; or

(c)                                  where a Borrower is not a US Tax Obligor, the date of a request from the Company, supply to the Company:

(i)                                     a withholding certificate on Form W-8, Form W-9 or any other relevant form; or

(ii)                                  any withholding statement or other document, authorisation or waiver as the Company may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

12.7.4              The Company shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to Clause 12.7.3 to the relevant Borrower.

12.7.5              If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to Clause 12.7.3 is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Company unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Company).

12.7.6              The Company may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from the Lender pursuant to Clause 12.7.3 or 12.7.5 without further verification.

12.8                        FATCA Deduction

12.8.1              Each Obligor may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Obligor shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the Lender for that FATCA Deduction.

12.8.2              Each Obligor shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Lender.

13                                  Increased Costs

13.1                        Increased Costs

13.1.1              Subject to Clause 13.3 (Exceptions) the Company shall, within three Business Days of a demand by the Lender, pay for the account of the Lender the amount of any Increased Costs incurred by the Lender or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement, or (iii) compliance with CRDIV or any law or regulation implementing it or Basel Ill).

13.1.2              In this Agreement:

Basel Ill means:

(a)                                 the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel Ill:  A global regulatory framework for more resilient banks and banking systems”, “Basel Ill:  International framework for liquidity, risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)                                 the rules for global systemically important banks contained in “Global systemically important banks: assessment, methodology and the additional loss absorbency requirement - Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)                                  any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel Ill”.

CRDIV means:

(a)                                 “Regulation (EU) No 57512013 of the European Parliament and of the Council dated 26 June 2013 on prudential requirements for credit Institutions and investment firms and amending Regulation (EU) No 648/2012” as amended from time to time; and

(b)                                 “Directive 2013/36/EU of the European Parliament and of the Council dated 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and Investment firms, amending Directive 2002187/EC and repealing Directives 2006/48/EC and 2006/49/EC”, as amended from time to time.”

Increased Costs means:

(a)                                 a reduction in the rate of return from the Facility or on the Lender’s (or its Affiliate’s) overall capital;

(b)                                 an additional or increased cost; or

(c)                                  a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by the Lender or any of its Affiliates to the extent that it is attributable to the Lender having entered into the Finance Documents or funding or performing its obligations under any Finance Document.

13.2                        Increased Cost claims

13.2.1              If the Lender intends to make a claim pursuant to Clause 13.1 (Increased Costs), It shall notify the Company of the event giving rise to the claim.

13.2.2              The Lender shall, as soon as practicable after a demand by the Company, provide a certificate confirming the amount of its Increased Costs.

13.3                        Exceptions

13.3.1              Clause 13.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(a)                                 attributable to a Tax Deduction required by law to be made by an Obligor;

(b)                                 attributable to a FATCA Deduction required to be made by an Obligor;

(c)                                  compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in Clause 12.3.2 (Tax indemnity) applied); or

(d)                                 attributable to the wilful breach by the Lender or its Affiliates of any law or regulation.

13.3.2              In this Clause 13.3, a reference to a Tax Deduction has the same meaning given to that term in Clause 12.112.1 (Definitions).

14                                  Other indemnities

14.1                        Currency indemnity

14.1.1              If any sum due from an Obligor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(a)                                 making or filing a claim or proof against that Obligor; or

(b)                                 obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall, as an independent obligation, within three Business Days of demand, indemnify the Lender against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (i) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (II) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

14.1.2              Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2                        Other indemnities

The Company shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify the Lender against any cost, loss or liability incurred by the Lender as a result of:

(a)                                 the occurrence of any Event of Default;

(b)                                 a failure by an Obligor to pay any amount due under a Finance Document on its due date;

(c)                                  funding, or making arrangements to fund, a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender); or

(d)                                 a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.

14.2.2              The Company shall promptly indemnify the Lender against any cost, loss or liability incurred by the Lender (acting reasonably) as a result of:

(a)                                 investigating any event which it reasonably believes is a Default; or

(b)                                 acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

14.2.3              The Company shall promptly indemnify the Lender, each Affiliate of a Lender and each officer or employee of a Lender or its Affiliate, against any cost, loss or liability incurred by that Lender or its Affiliate (or officer or employee of that Lender or Affiliate) in connection with or arising out of the Acquisition or the funding of the Acquisition (including but not limited to  those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the Acquisition), unless such loss or liability is caused by the gross negligence or wilful misconduct of the Lender or its Affiliate (or employee or officer of the Lender or Affiliate).  Any Affiliate or any officer or employee of a Lender or its Affiliate may rely on this Clause 14.2 subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

15                                  Mitigation by the Lender

15.1                        Mitigation

15.1.1              The Lender shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in:

(a)                                 the Facility ceasing to be available; or

(b)                                 any amount becoming payable under or pursuant to, or cancelled,

pursuant to any of Clause 7.1 (Illegality), Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased Costs) including changing its Facility Office.

15.1.2              Clause 15.1.1 does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2                        Limitation of liability

15.2.1              The Company shall promptly indemnify the Lender for all costs and expenses reasonably incurred by the Lender as a result of steps taken by it under Clause 15.1 (Mitigation).

15.2.2              The Lender is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of the Lender (acting reasonably), to do so might be prejudicial to it.

16                                  Costs and expenses

16.1                        Transaction expenses

The Company and the Parent authorises the Lender in its absolute discretion to:

(a)                                 deduct from the Loan;

(b)                                 debit any other account of the Borrower or a Guarantor with the Lender; or

(c)                                  require prompt payment on the demand of the Lender of,

the amount of all costs and expenses (Including legal fees) reasonably incurred by it from time to time in connection with the negotiation, preparation, printing, execution and perfection of:

(i)                                     the Finance Documents; and

(ii)                                  any other documents referred to in this Agreement.

16.2                        Amendment costs

If (a) an Obligor requests an amendment, waiver or release of, or consent in relation to, any Finance Document or (b) an amendment is required to any Finance Document pursuant to Clause 26.6 (Change of currency), the Company shall, within three Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender in responding to, evaluating, negotiating or complying with that request or requirement.

16.3                        Enforcement and preservation costs

The Company shall, within three Business Days of demand, pay to the Lender the amount of all costs and expenses (including legal fees) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document and the Transaction Security and any proceedings instituted by or against the Lender as a consequence of taking or holding the Transaction Security or enforcing these rights.

Section 7 - Guarantee

17                                  Guarantee and indemnity

17.1                        Guarantee and Indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)                                 guarantees to the Lender punctual performance by each other Obligor of all that Obligor’s obligations under the Finance Documents;

(b)                                 undertakes with the Lender that whenever another Obligor does not pay any amount when expressed to be due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it were the principal obligor; and

(c)                                  agrees with the Lender that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Lender immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due.  The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 17 if the amount claimed had been recoverable on the basis of a guarantee.

17.2                        Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3                        Reinstatement

If any discharge, release, accounting or arrangement (whether in respect of the obligations of any Obligor or any Security for those obligations or otherwise) is made by the Lender in whole or in part on the basis of any payment, security, recovery or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 17 will continue or be reinstated as if the discharge, release, accounting or arrangement had not occurred.

17.4                        Waiver of defences

The obligations of each Guarantor under this Clause 17 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 17 (whether or not known to it or the Lender) including:

(a)                                 any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)                                 the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any Group Company;

(c)                                  the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or Security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Security;

(d)                                 any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person:

(e)                                  any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous), or replacement of a Finance Document or any other document or Security including any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or Security;

(f)                                   any unenforceability, illegality or invalidity of any obligation of, or any Security created by, any person under any Finance Document or any other document; or

(g)                                  any insolvency or similar proceedings.

17.5                        Guarantor intent

Without prejudice to the generality of Clause 17.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following:

(a)                                 business acquisitions of any nature:

(b)                                 increasing working capital;

(c)                                  enabling investor distributions to be made;

(d)                                 carrying out restructurings;

(e)                                  refinancing existing facilities;

(f)                                   refinancing any other indebtedness;

(g)                                  making facilities available to new borrowers;

(h)                                 any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and

(I)                                   any fees, costs and/or expenses associated with any of the foregoing.

17.6                        Immediate recourse

Each Guarantor waives any right it may have of first requiring the Lender (or any trustee or agent on its behalf) to proceed against or enforce any other rights or Security or claim payment from any person before claiming from that Guarantor under this Clause 17. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.7                        Appropriations

During the liability Period, the Lender (or any trustee or agent on its behalf) may:

(a)                                 refrain from applying or enforcing any other moneys, Security or rights held or received by it (or any trustee or agent on its behalf) in respect of amounts which may be or become payable by the Obligors under or in connection with the Finance Documents, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)                                 hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 17.

17.8                        Deferral of Guarantors’ rights

17.8.1              During the liability Period, and unless the Lender otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 17:

(a)                                 to receive or claim payment from or be indemnified by an Obligor;

(b)                                 to claim any contribution from any other guarantor of, or provider of Security in respect of, any Obligor’s obligations under the Finance Documents;

(c)                                  to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under any Finance Document or of any guarantee or Security taken pursuant to, or in connection with, the Finance Documents by the Lender;

(d)                                 to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 17.1 (Guarantee and indemnity);

(e)                                  to exercise any right of set-off against any Obligor or to invoke or benefit from the rule in Cherry v Boultbee (as developed from time to time) or any similar or analogous rule or principle; and/or

(f)                                   to claim or prove as a creditor of any Obligor in competition with the Lender.

17.8.2              If a Guarantor receives any benefit, payment or distribution in relation to any rights referred to in Clause 17.8.1 it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Lender by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Lender and shall promptly pay or transfer the same to the Lender or as the Lender may direct for application in accordance with Clause 26 (Payment mechanics).

17.9                        Release of Guarantors’ right of contribution

If any Guarantor (a Retiring Guarantor) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)                                 that Retiring Guarantor is released by each other Guarantor from any liability (including any past liability) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)                                 each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under any Finance Document or of any other Security taken pursuant to, or in connection with, any Finance Document where such rights or Security are granted by or in relation to the assets of the Retiring Guarantor.

17.10                 Additional Security

This guarantee is in addition to, is not in any way prejudiced by, and shall not merge with, any other guarantee or Security now or in the future held by the Lender.

17.11                 Guarantee limitations

This guarantee does not apply to any liability to the extent that it would result in this guarantee constituting unlawful financial assistance under Chapter 2 (Financial assistance for purchase of own shares) of Part 18 of the Act or any equivalent and applicable provisions under the laws of the Original Jurisdiction of the relevant Guarantor and, with respect to any Additional Guarantor, is subject to any limitations set out in the Accession Letter applicable to such Additional Guarantor.

Section 8 - Representations, warranties, undertakings and Events of Default

18                                  Representations and warranties

Each Obligor makes the representations and warranties set out in this Clause 18 to the Lender. The Lender is relying on these representations when entering this Agreement.

18.1                        Status

18.1.1              It is a limited liability corporation, duly incorporated and validly existing under the law of its Original Jurisdiction.

18.1.2              It has the power to sue and be sued in its own name and to own its assets and carry on its business as that business is being and will be conducted.

18.1.3              It is qualified and licensed to do business in each jurisdiction where any such the failure to be qualified or licensed or qualified would reasonably be expected to result in a Material Adverse Effect.

18.2                        Binding obligations

Subject to the Legal Reservations:

(a)                                 the obligations expressed to be assumed by it in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations; and

(b)                                 (without limiting the generality of paragraph (a) above), each Transaction Security Document to which it is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.

18.3                        Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is a party and the granting of the Transaction Security do not and will not conflict with:

(a)                                 any law or regulation applicable to it or binding on its assets;

(b)                                 its constitutional documents; or

(c)                                  any agreement or instrument binding upon it or any of its assets or constitute a default or termination event (however described) under any such agreement or instrument the effect of which would reasonably be expected to result in a Material Adverse Effect.

18.4                        Power and authority

18.4.1              It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

18.4.2              No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Finance Documents to which it is a party.

18.5                        Validity and admissibility in evidence

All Authorisations required or desirable:

(a)                                 to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party;

(b)                                 to make the Finance Documents to which it is a party admissible in evidence in each Relevant Jurisdiction; and

(c)                                  to enable it to carry on its business, trade and ordinary activities,

have been obtained or effected and are in full force and effect except in relation to Clause 18.5(c) only, where failure to do so would not reasonably be expected to result in a Material Adverse Effect.

18.6                        Governing law and enforcement

18.6.1              The choice of English law as the governing law of each Finance Document to which it is a party will be recognised and enforced in its Relevant Jurisdictions.

18.6.2              Any judgment obtained in England in relation to a Finance Document expressed to be governed by English law will be recognised and enforced in its Relevant Jurisdictions.

18.7                        Insolvency

18.7.1              No:

(a)                                 corporate action, legal proceeding or other procedure or step described in Clause 22.7 (Insolvency proceedings); or

(b)                                 creditors’ process described in Clause 22.8 (Creditors’ process),

has been taken or, to its knowledge, threatened in relation to any Obligor.

18.7.2              None of the circumstances in Clause 22.6 (Insolvency) applies to an Obligor.

18.8                        No filing or stamp taxes

Under the law of its Relevant Jurisdictions it is not necessary that any of the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction, or that any stamp, registration or similar tax be paid on or in relation to any of the Finance Documents or any of the transactions contemplated by the Finance Documents except:

(a)                                 registration of particulars of the Transaction Security Documents at Companies House in England and Wales in accordance with Part 25 (Company Charges) of the Act or any regulations relating to the registration of charges made under, or applying the provisions of, the Act and payment of associated fees;

(b)                                 registration of particulars of the Transaction Security Documents at the Trade Marks Registry at the Patent Office in England and Wales and payment of associated fees;

(c)                                  registration of the Transaction Security Documents at the Land Registry or Land Charges Registry in England and Wales and payment of associated fees, which registrations, filings, taxes and fees will be made and paid promptly after the date of the relevant Finance Document.

18.9                        Deduction of Tax

It is not required to make any Tax Deduction (as defined in Clause 12.1 (Definitions)) from any payment it may make under any Finance Document to the Lender, provided the Lender is:

(a)                                 a Qualifying Lender:

(i)                                    falling within paragraph (a) of the definition of Qualifying Lender in Clause 12.1 (Definitions); or

(ii)                                 except where a Direction has been given under section 931 of the ITA in relation to the payment concerned, falling within paragraph (b) of the definition of Qualifying Lender in Clause 12.1 (Definitions); or

(iii)                              falling within paragraph (d) of the definition of Qualifying Lender in Clause 12.1 (Definitions) or;

(b)                                 a Treaty Lender where the payment is one specified in a direction given by the Commissioners of Revenue & Customs under Regulation 2 of the Double Taxation Relief (Taxes on Income) (General) Regulations 1970 (511970/488).

18.10                 No default

18.10.1       No Event of Default, and on the date of this Agreement no Default, is continuing or might reasonably be expected to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Finance Document.

18.10.2       No other event or circumstance is outstanding which constitutes (or with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or to which its assets are subject the effect of which would reasonably be expected to have a Material Adverse Effect.

18.11                 No misleading information

18.11.1       Any factual information provided by It for the purposes of the Base Case Model was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

18.11.2       The financial projections contained in the Base Case Model have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

18.11.3       Nothing has occurred or been omitted from the Base Case Model and no information has been given or withheld which results in the information contained in the Base Case Model being untrue or misleading In any material respect.

18.11.4       All other written information provided by It (including Its advisers) to the Lender was true, complete and accurate in all material respects as at the date It was provided and is not misleading in any respect.

18.12                 Original Financial Statements

18.12.1       Its Original Financial Statements were prepared in accordance with the Accounting Principles consistently applied.

18.12.2       Its Original Financial Statements fairly present its financial condition and results of operations as at the end of the relevant Financial Year and operations during the relevant Financial Year (consolidated in the case of the Company).

18.12.3       There has been no material adverse change in its assets, business or financial condition (nor, in the case of the Company, the assets, business or consolidated financial condition of the Group) or any event or condition which would reasonably be expected to result in a Material Adverse Effect, since the Original Financial Statements.

18.12.4       The Original Financial Statements of each Target and the Parent do not consolidate the results, assets or liabilities of any person or business which does not form part of the Target Shares.

18.13                 Financial statements and Information

18.13.1       Its most recent financial statements delivered pursuant to Clause 19.1 (Financial statements):

(a)                                 have been prepared in accordance with the Accounting Principles as applied to the Original Financial Statements and the Base Case Model; and

(b)                                 fairly present its consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate.

18.13.2       The budgets and forecasts supplied under this Agreement were arrived at after careful consideration and have been prepared in good faith on the basis of recent historical information and on the basis of assumptions which were reasonable as at the date they were prepared and supplied.

18.13.3       Since the date of the most recent financial statements delivered pursuant to Clause 26.3 (Financial statements) there has been no material adverse change in the assets, business or financial condition of the Group.

18.14                 No proceedings

18.14.1       No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, might have a Material Adverse Effect or a material adverse effect on any Obligor’s or the Lender’s interest in the Security, has or have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against it.

18.14.2       No judgment or order of a court, arbitral tribunal or other tribunal or any order sanction of any governmental or other regulatory body which is reasonably likely to have a Material Adverse Effect has (to the best of its knowledge and belief (having made due and careful enquiry)) been made against it.

18.15                 No breach of laws

18.15.1       It has not breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

18.15.2       No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against any Obligor which have or are reasonably likely to have a Material Adverse Effect.

18.16                 Environmental Laws

18.16.1       It is in compliance with Clause 21.3 (Environmental compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

18.16.2       No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against it where that claim has or is reasonably likely, if determined against it, to have a Material Adverse Effect.

18.16.3       To its best information, knowledge and belief, no circumstances have arisen which would entitle any regulatory body to revoke, suspend, amend, vary, withdraw, transfer or refuse to amend any Environmental Permit or which might give rise to a claim against it which might reasonably be expected to have a Material Adverse Effect.

18.16.4       It has (to the best of its knowledge and belief, having made due and careful enquiry) made adequate financial provision for the costs to it of compliance with Environmental Laws (including Environmental Permits).

18.17                 Taxation

18.17.1       It is not materially overdue in the filing of any Tax returns and it is not overdue in the payment of any amount in respect of Tax of $5,000 (or its equivalent in any other currency) or more.

18.17.2       No claims or investigations are being, or are reasonably likely to be, made or conducted against it with respect to Taxes.

18.17.3       It is resident for Tax purposes only in the jurisdiction of its incorporation.

18.18                 Anti-corruption law

Each Group Company has conducted its businesses in compliance with applicable anti- corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

18.19                 Security and Financial Indebtedness

18.19.1       No Security or Quasi-security exists over all or any of its present or future assets other than as permitted by this Agreement.

18.19.2       It has no Financial Indebtedness outstanding other than as permitted by this Agreement.

18.20                 Ranking

The Transaction Security has or will have first ranking priority and it is not subject to any prior ranking or pari passu ranking Security.

18.21                 Good title to assets

It has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

18.22                 Legal and beneficial ownership

18.22.1       It is the sole legal and beneficial owner of the respective assets over which it purports to grant Security.

18.22.2       All the Target Shares are or will be on the Closing Date legally and beneficially owned by the Company free from any claims, third party rights or competing interests other than Permitted Security permitted under Clause 21.12 (Negative pledge).

18.22.3       The Target Shares are beneficially but not legally owned by the purchaser until those shares are registered in the register of shareholders of each Target, which registration will be made as soon as possible after the Closing Date.

18.23                 Group Structure Chart

18.23.1       Assuming Completion has occurred the Group Structure Chart delivered to the Lender pursuant to Part 1 of Schedule 2 (Conditions precedent) is true, complete and accurate in all material respects and shows:

(a)                                 each Group Company, including current name and company registration number, its Original Jurisdiction (In the case of an Obligor), its jurisdiction of incorporation (In the case of a member of the Group which is not an Obligor) and/or its jurisdiction of establishment, a list of shareholders; and

(b)                                 all minority interests In any Group Company and any person in which any Group Company holds shares In its issued share capital or equivalent ownership Interest of such person.

18.24                 Accounting Reference Date

The Accounting Reference Date of each Group Company is 31 December.

18.25                 Obligors

Each Group Company incorporated in the United Kingdom is an Obligor.

18.26                 Intellectual Property

18.26.1       It:

(a)                                 is the sole legal and beneficial owner of or has licensed to it on normal commercial terms all the Intellectual Property which is material in the context of its business and which is required by It in order for it to carry on its business in all material respects as it is being conducted;

(b)                                 does not, in carrying on its business, infringe any Intellectual Property of any third party; and

(c)                                  has taken all actions (including payment of fees) required to maintain in full force and effect all material Intellectual Property owned by it.

18.26.2       The Intellectual Property is valid and enforceable, and to that Obligor’s knowledge:

(a)                                 no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part; and

(b)                                 no claim has been made that any part of Intellectual Property infringes the Intellectual Property of any third party

18.27                 Acquisition Documents and disclosures

18.27.1       The Acquisition Documents contain all the terms of the Acquisition.

18.27.2       There is no disclosure made in the Disclosure Letter or any other disclosure to the Acquisition Documents which has or may have a material adverse effect on any of the information, opinions, intentions, forecasts and projections contained or referred to in the Base Case Model.

18.27.3       To the best of its knowledge no representation or warranty (as qualified by the Disclosure Letter) given by any party to the Acquisition Documents is untrue or misleading in any material respect.

18.28                 Shares

18.28.1       The shares of any Group Company which are subject to the Transaction Security are fully paid and not subject to any option to purchase or similar rights.

18.28.2       The constitutional documents of each Group Company whose shares are subject to the Transaction Security do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security.

18.28.3       There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of any Group Company or member of the Target Group (including any option or right of pre-emption or conversion).

18.29                 Pensions

It:

(a)                                 has not at any time been an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which Is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993); and

(b)                                 is not, nor has at any time been, “connected” with or an “associate” (as those terms are used in sections 38 and 43 of the Pensions Act 2004) of such an employer.

18.30                 No adverse consequences

18.30.1       It is not necessary under the laws of its Relevant Jurisdictions:

(a)                                 in order to enable the Lender to enforce its rights under any Finance Document; or

(b)                                 by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document.

that the Lender should be licensed. qualified or otherwise entitled to carry on business in any of its Relevant Jurisdictions.

18.30.2 The Lender is not, and will not, be deemed to be resident, domiciled or carrying on business in its Relevant Jurisdictions by reason only of the execution, performance and/or enforcement of any Finance Document.

18.31                 Merchantable Inventory

All material inventory in which the Group has or acquires any interest including work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time owned by or in the custody or possession, actual or constructive, of any Group Company, including such inventory as is temporarily out of its custody or possession or in transit (Inventory) is in all material respects  of good and marketable quality. free from all material defects except for Inventory for which adequate reserves have been made.

18.32                 Accounts

The Accounts are bona fide existing obligations.  The property giving rise to such Accounts has been delivered to the account debtor or to the account debtor’s agent for immediate shipment to and unconditional acceptance by the account debtor.

18.33                 Regulatory Compliance- ERISA

The Obligors have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to the minimum funding requirements of ERISA, and no event has occurred resulting from Borrower’s failure to comply with ERISA that would reasonably be expected to result in a Material Adverse Effect. Borrower is not an “investment company- or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. No Obligor is engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the mean of Regulations T and U of the Board of Governors of the Federal Reserve System).  The Group is in compliance in all material respects with all the provisions of the Federal Fair Labor Standards Act. The Group is in compliance with all statutes, laws, ordinances or rules applicable to it, except where any such non-compliance would not reasonably be expected to result in a Material Adverse Effect.

18.34                 Times when representations and warranties made

18.34.1       Each Original Obligor makes all the representations and warranties in this Clause 18 on the date of this Agreement.

18.34.2       Each Obligor is deemed to make the Repeating Representations on:

(a)                                 the date of each Utilisation Request;

(b)                                 each Utilisation Date; and

(c)                                  the first day of each Interest Period.

18.34.3       Each Additional Obligor is deemed to make all the representations and warranties in this Clause 18 on the day on which it becomes (or it is proposed that it becomes) an Additional Obligor except the representations and warranties in Clause 18.11 (Misleading information).

18.34.4       Each representation or warranty which it is deemed that an Obligor makes after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date that Obligor is deemed to make it.

19                                  Information undertakings

The undertakings in this Clause 19 remain in force from the date of this Agreement until the expiry of the Liability Period.

19.1                        Definitions

In this Clause 19:

Annual Financial Statements means the financial statements for a Financial Year delivered pursuant to paragraph (a) of Clause 19.2 (Financial statements).

Quarterly Financial Statements means the financial statements delivered pursuant to paragraph (c) of Clause 19.2.

19.2                        Financial statements

The Company and the Parent shall supply to the Lender:

(a)                               as soon as they are available, but in any event within 90 days after the end of each of its Financial Years, its audited consolidated financial statements for that Financial Year; and

(b)                               as soon as they are available, but in any event within 270 days after the end of each of its Financial Years, the audited financial statements (consolidated if appropriate) of each Obligor for that Financial Year, in each case, audited by the Company’s Auditors; and

(c)                                as soon as they are available, but in any event within 45 days after the end of each Financial Quarter the Parent’s financial statements on a consolidated basis for that Financial Quarter (to include cumulative management accounts for the Financial Year to date) in form and substance satisfactory to the Lender.

19.3                        Compliance Certificates

19.3.1              The Company shall supply a Compliance Certificate to the Lender, with each set of financial statements delivered pursuant to paragraphs (a), (b) and (c) of Clause 19.2 (Financial statements).

19.3.2              The Compliance Certificate shall, among other things, set out (in reasonable detail) computations as to compliance with Clause 20 (Financial covenants).

19.3.3              Each Compliance Certificate shall be signed by two directors of the Company and, if required to be delivered with the financial statements delivered pursuant to paragraphs (a) and (b) of Clause 19.2 of Clause 19.1 (Financial statements) shall be reported on by the Company’s

Auditors in the form agreed by the Company and the Lender before the date of this Agreement.

19.4                        Requirements as to financial statements

19.4.1              Each set of financial statements delivered by the Company and the Parent pursuant to Clause 19.1 (Financial statements) shall be certified by a director of the relevant Obligor as fairly presenting its (or, as the case may be, its consolidated) financial condition and operations as at the end of and for the period in relation to which those financial statements were drawn up.

19.4.2              Subject to Clause 19.4.3 the Company and the Parent shall procure that each set of financial statements of an Obligor delivered pursuant to Clause 19.1 (Financial statements) is prepared using the Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor.

19.4.3              In relation to all sets of financial statements, the Parent and the Company shall notify the Lender of any change in the Accounting Principles or the accounting practices and procedures or financial reference periods and the Company’s Auditors {or, if appropriate, the auditors of the Obligor) shall deliver to the Lender as soon as reasonably practicable after that change:

(a)                                 a description of any change necessary for those financial statements to reflect the Accounting Principles or accounting practices upon which that Obligor’s Original Financial Statements were prepared; and

(b)                                 sufficient information, in form and substance as may be reasonably required by the Lender to enable it to determine whether Clause 20 {Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor’s Original Financial Statements.

19.4.4              Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

19.5                        Budget

19.5.1              The Parent shall supply to the Lender in sufficient copies for all the Lenders, as soon as the same become available but in any event within 30 days before the start of each of its Financial Years, an annual Budget for that Financial Year.

19.5.2              The Company shall ensure that each Budget for a financial year:

(a)                                 is in a form acceptable to the Lender and Includes:

{i)                                   a projected consolidated profit and loss, balance sheet and cashflow statement for the Group; and

(ii)                                  projected financial covenant calculations,

for that financial year and for each Financial Quarter of that financial year;

(b)                                 is prepared in accordance with the Accounting Principles and the accounting practices and financial reference periods applied to financial statements under Clause 26.3 (Financial statements); and

(c)                                  has been approved by the board of directors of the Parent.

19.5.3              If the Parent updates or changes the Budget, it shall promptly deliver to the Lender such updated or changed Budget in a form reasonably acceptable to the Lender together with a written explanation of the main changes in that Budget.

19.6                        Year-end

The Parent shall not change its Accounting Reference Date and shall procure that each Financial Year-end of each Group Company falls on 31 December.

19.7                        Information: miscellaneous

The Company and the Parent shall supply to the Lender, if the Lender so requests:

(a)                                 within 10 Business Days of a reasonable request by the Lender, a report signed by the Company, in form reasonably acceptable to the Lender, listing any applications or registrations that the Company has made or filed in respect of any Intellectual Property and the status of any active or pending Intellectual Property applications or registrations;

(b)                                 at the same time as they are dispatched all documents dispatched by the Company or the Parent to:

(i)                                     its shareholders generally (or any class of them); or

(ii)                                  its creditors generally (or any class of them);

(c)                                  promptly on becoming aware of them, details of:

(i)                                     any litigation, arbitration or administrative proceedings or Environmental Claim that is current, threatened or pending against an Obligor; and

(ii)                                  any event or circumstance that is reasonably likely to result in litigation, arbitration or administrative proceedings or an Environmental Claim being started or threatened against an Obligor, that, if determined against the Obligor, would be reasonably likely to have a Material Adverse Effect;

(d)                                 promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body which is made against any member of the Group and which is reasonably likely to have a Material Adverse Effect or which would involve a liability, or a potential or alleged liability, exceeding $100,000 individually or $150,000 in aggregate (or their equivalent in other currencies);

(e)                                  within thirty (30) days after the last day of each month, a deferred revenue schedule along with a aged listings of accounts receivable and accounts payable of the Company and the Group;

(f)                                   promptly, such information as the Lender may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Transaction Security Documents; and

(g)                                  promptly, such further information regarding the financial condition, business, operations and prospects of any Obligor as the lender may reasonably request.

19.8                        Notification of default

19.8.1              The Company shall notify the lender of:

(a)                                 any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence; and

(b)                                 any other occurrence relating to an Obligor (including any third party claim or liability) which might reasonably be expected to have a Material Adverse Effect.

19.8.2              Promptly upon a request by the lender, the Company shall supply to the lender a certificate signed by two of its directors certifying that no Default and that none of the other events referred to in Clause 19.8.1 is continuing (or if a Default or any of those events Is continuing, specifying the event and the steps, if any, being taken to remedy it).

19.9                        “Know your customer” checks

19.9.1              If:

(a)                                 the introduction of or any change in (or in the interpretation, administration or application of) any Law or regulation made after the date of this Agreement;

(b)                                 any change in the status of an Obligor (or of a Holding Company of an Obligor) or the composition of the shareholders of an Obligor (or of a Holding Company of an Obligor) after the date of this Agreement: or

(c)                                  a proposed assignment by the lender of any of its rights under this Agreement, obliges the lender (or, in the case of paragraph (c) above, any prospective assignee) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or, in the case of the event described in paragraph (c) above, on behalf of any prospective assignee) in order for the Lender or, in the case of the event described in paragraph (c) above, any prospective assignee to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19.9.2              The Company shall, by not less than 10 Business Days’ prior written notice to the lender notify the Lender of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 24 (Changes to the Obligors).

19.9.3              Following the giving of any notice pursuant to Clause 19.9.2, if the accession of such Additional Obligor obliges the Lender to comply with •know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or on behalf of any prospective assignee) in order for the Lender or any prospective assignee to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

20                                  Financial covenants

20.1                        Financial definitions

In this Clause 20, any reference to the Accounting Principles is a reference to generally accepted accounting principles in the United States.

In this Agreement:

Borrowings means, at any time, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of any indebtedness of Group Companies for or in respect of:

(a)                                 moneys borrowed and debit balances at banks or other financial institutions;

(b)                                 any acceptances under any acceptance credit or bill discount facility (or dematerialised equivalent);

(c)                                  any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)                                 any Finance Lease;

(e)                                  receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis and meet any requirements for de-recognition under the Accounting Principles);

(f)                                   any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(g)                                  any amount raised by the issue of shares which are redeemable before the Termination Date {other than at the option of the issuer) or are otherwise classified as borrowings under the Accounting Principles;

(h)                                 any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind the entry into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 130 days after the date of supply;

(i)                                     any amount raised under any other transaction (including any forward sale or purchase agreement, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Principles; and

(j)                                    (without double counting) the amount of any liability in respect of any guarantee or Indemnity for any of the items referred to in paragraphs (a) to (i) above.

Business Acquisition means the acquisition of a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company.

Capital Expenditure means any expenditure or obligation in respect of expenditure which, in accordance with the Accounting Principles, is treated as capital expenditure (and including the capital element of any expenditure or obligation incurred in connection with a Finance lease).

Current Assets means, as of any applicable date, all amounts that should, in accordance with the Accounting Principles, be included as current assets on the consolidated balance sheet of the Parent and its Subsidiaries as at such date.

Current Liabilities means, as of any applicable date, all amounts that should, in accordance with the Accounting Principles, be included as current liabilities on the consolidated balance sheet of the Parent and its Subsidiaries, as at such date.

Debt Service means, in respect of any Relevant Period, the aggregate of:

(a)                                 Finance Charges for that Relevant Period;

(b)                                 all scheduled and mandatory repayments of Borrowings falling due during that Relevant Period but excluding:

(i)                                     any amounts falling due under any overdraft or revolving facility and which were available for simultaneous redrawing according to the terms of that facility;

(ii)                                  for the avoidance of doubt, any mandatory prepayment made pursuant to Clause 7.6(Disposal and Insurance Proceeds);

(iii)                               any such obligations owed to any Group Company; and

(iv)                              any prepayment of Borrowings existing on the Closing Date which is required to be repaid under the terms of this Agreement;

(c)                                  the amount of the capital element of any payments in respect of that Relevant Period payable under any Finance lease entered into by any Group Company,

and so that no amount shall be included more than once.

EBITDA means, in respect of any Relevant Period, the consolidated operating profit of the Group before taxation (excluding the results from discontinued operations):

(a)                                 before deducting any Finance Charges;

(b)                                 not Including any accrued interest owing to any Group Company;

(c)                                  after adding back any amount attributable to the amortisation or depreciation of non- current assets of Group Companies;

(d)                                 before taking Into account any Exceptional Items;

(e)                                  before taking into account any realised and unrealised foreign exchange gains and losses which do not relate to ordinary trading activities;

(f)                                   excluding the charge to profit represented by the expensing of stock options; and

(g)                                  any non cash gains or losses which do not relate to ordinary trading activities,

in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining operating profits of the Group before taxation.

Exceptional Items means any exceptional, one off, non-recurring or extraordinary items agreed by the lender.

Finance Charges means, for any Relevant Period, the aggregate amount of the accrued interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments in respect of Borrowings paid, in respect of that Relevant Period:

(a)                                 Including any upfront fees or costs;

(b)                                 Including the interest (but not the capital) element of payments in respect of Finance leases;

(c)                                  (if not already taken into account} deducting the net amount receivable or adding the net amount payable by the Borrowers in relation to that Relevant Period under any hedging agreement of any kind; and

(d)                                 excluding any interest cost or expected return on plan assets in relation to any post- employment benefit schemes;

and so that no amount shall be added (or deducted) more than once.

Fixed Charges means, in respect of any Relevant Period, EBITDA for that Relevant Period after:

(a)                                 deducting the amount actually paid or due and payable in respect of Taxes during that Relevant Period by any Group Company;

(b)                                 deducting (to the extent not already deducted in determining EBITDA) the amount of any dividends paid in cash during the Relevant Period to shareholders in the Parent;

(d)                                 deducting the amount of any Capital Expenditure actually made in cash during that Relevant Period by any Group Company and the aggregate of any cash consideration paid for, or the cash cost of, any Business Acquisitions and so that no amount shall be added (or deducted) more than once.

Fixed Charges Cover means the ratio of Fixed Charges to Debt Service in respect of any Relevant Period.

Pension Items means any income or charge attributable to a post-employment benefit scheme other than the current service costs and any past service costs and curtailments and settlements attributable to the scheme.

Relevant Period means each period of 12 months ending on a Quarter Date.

Total Debt means, at any time, the aggregate outstanding principal amount of all obligations of Group Companies for or in respect of:

(a)                                 Borrowings from the Lender including the Loans;

(b)                                 the capital element outstanding in respect of all Finance Leases of members of the Group;

(c)                                  any other Borrowings (whether subordinated or not); and

(d)                                 obligations in respect of any deferred consideration payable under any Acquisition Document or any other agreement entered into by a Group Company in relation to the acquisition of shares or assets, and so that no amount shall be included or excluded more than once.

20.2                        Financial condition

The Company and the Parent shall ensure that during the Security Period, unless the Lender otherwise agrees:

(a)                                 Minimum Current Ratio: the ratio of Current Assets to Current Liabilities shall not be less than 1.25:1.00 in respect of each Relevant Period;

(b)                                 Maximum Leverage Ratio: the ratio of Total Debt to EBITDA shall not exceed 2.0:1 in respect of each Relevant Period;

(c)                                  Minimum Fixed Charge Coverage Ratio: the ratio of Fixed Charge Cover pursuant to this Agreement  shall not be less than 1.25:1 in respect of each Relevant Period.

20.3                        Financial testing

20.3.1              Subject to Clause 20.3.2, the financial covenants set out in Clause 20.2 (Financial condition) shall be calculated in accordance with the Accounting Principles and tested by reference to the latest financial statements delivered pursuant to paragraphs(a), (b) and (c) of Clause 19.2 (Financial statements) and/or each Compliance Certificate delivered pursuant to Clause 19.3 (Compliance Certificates).

20.3.2              For the purpose of the financial covenant in Clause (c) (Minimum Fixed Charge Coverage Ratio) for each of the Relevant Periods ending on a date which is less than 12 months after the Closing Date, Cashflow and Debt Service shall be calculated for the period from the Closing Date up to and including the relevant Quarter Date.

21                                  General undertakings

The undertakings in this Clause 20.1 remain in force from the date of this Agreement until the expiry of the Liability Period.

Authorisations and compliance with laws

21.1                        Authorisations

Each Obligor shall promptly:

(a)                                 obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)                                 supply Certified Copies to the Lender of,

any Authorisation required under any law or regulation of any Relevant Jurisdiction to:

(i)                                     enable it to perform its obligations under the Transaction Documents to which it is a party; and

(ii)                                  ensure the legality, validity, enforceability and admissibility in evidence in each Relevant Jurisdiction of any Transaction Document to which it is a party; and

(iii)                               enable it to carry on its business, trade and ordinary activities,

except in relation to Clause 21.1(b)(iii) only, where failure to do so would not reasonably be expected to result in a Material Adverse Effect.

21.2                        Compliance with laws

Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply has or would reasonably be expected to have a Material Adverse Effect.

21.3                        Environmental compliance

21.3.1              Each Obligor shall:

(a)                                 comply with all Environmental Law;

(b)                                 obtain, maintain, file (where applicable) and ensure compliance with all requisite Environmental Permits; and

(c)                                  implement procedures to monitor compliance with and to prevent liability under any Environmental Law.

21.3.2              No Obligor shall use, deposit, handle, store, produce, release or dispose of any Dangerous Materials in, on, over or under any real property it owns or occupies in a manner that might reasonably be expected to have a Material Adverse Effect.

21.4                        Anti-corruption law

21.4.1              No Obligor shall directly or indirectly use the proceeds of the Facility for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.

21.4.2              Each Obligor shall:

(a)                                 conduct its businesses in compliance with applicable anti-corruption laws; and

(b)                                 maintain policies and procedures designed to promote and achieve compliance with such laws.

21.5                        Taxation

21.5.1              Each Obligor shall pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(a)                                 such Taxes are being contested in good faith;

(b)                                 adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Lender under Clause 19.1 (Financial statements); and

(c)                                  such payment can be lawfully withheld.

21.5.2              Each Obligor shall supply to the Lender, if the Lender so requests, certificates relating to the payment of Taxes.

21.5.3              No Obligor may change its residence for Tax purposes. Restrictions on business focus

21.6                        Merger or joint venture

No Obligor shall and shall not permit any of its Subsidiaries to enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction or any joint venture or partnership agreement.

21.7                        Change of business

The Company and the Parent shall procure that no substantial change is made to the general nature of the business of the Company or the Obligors or each Target from that carried on at the date of this Agreement.

21.8                        Change of name, registered office or jurisdiction

No Obligor shall change its name, registered office or jurisdiction of its incorporation without 20 days prior written notice to the Lender.

21.9                        Acquisitions

21.9.1              Except as permitted under Clause 21.9.2, no Obligor shall:

(a)                                 acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them); or

(b)                                 incorporate a company.

21.9.2              Clause 21.9.1 does not apply to an acquisition of a company, of shares, securities or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company with the prior written consent of the Lender or which is a Permitted Acquisition.

Restrictions on dealing with assets and Security

21.10                 Preservation of assets

Each Obligor shall maintain in good working order and condition (ordinary wear and tear excepted} all of its assets necessary or desirable in the conduct of its business.

21.11                 Pari passu ranking

Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of the Lender against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

21.12                 Acquisition Documents

21.12.1       The Company shall promptly pay all amounts payable to the Vendor under the Acquisition Documents as and when they become due (except to the extent that any such amounts are being contested in good faith by a Group Company and where adequate reserves are set aside for any such payment}.

21.12.2       The Company shall, (and will procure that each relevant Group Company will}, take all reasonable and practical steps to preserve and enforce its rights (or the rights of any other

Group Company) and pursue any claims and remedies arising under any Acquisition Documents.

21.13                 Negative pledge

21.13.1       In this Clause 21.12 Quasi-Security means an arrangement or transaction described In paragraph (b) of Clause 21.13.2.

21.13.2       Except as permitted under Clause 21.13.3:

(a)                                 no Obligor shall (or shall permit any Subsidiary to) create or permit to subsist any Security over any of its assets; and

(b)                                 no Obligor shall or shall permit any Subsidiary to:

(i)                                     sell, transfer or otherwise dispose of any of Its assets on terms whereby they are or may be leased to or re-acquired by an Obligor;

(ii)                                  sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)                               enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)                              enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction Is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

21.13.3       Clause 21.13.2 does not apply to any Security or (as the case may be) Quasi-Security, which is Permitted Security.

21.14                 Disposals

21.14.1       Except as permitted under Clause 21.14.2, no Obligor shall (and it shall procure that none of its Subsidiaries) enter into a single transaction or a series of transactions (whether related or not), whether voluntary or involuntary and whether at the same time or over a period of time, to sell, lease, transfer, license, loan or otherwise dispose of any asset or enter into an agreement to make any such disposal.

21.14.2       Clause 21.14.1 does not apply to any sale, lease, transfer or other disposal which is a Permitted Disposal.

21.15                 Arm’s length basis

No Obligor (and it shall procure that none of its Subsidiaries) shall enter into any transaction with any person except on arm’s length terms and for full market value.

Restrictions on movement of cash

21.16                 Loans or credit

21.16.1       Except as permitted under Clause 21.16.2, no Obligor shall (and it shall procure that none of its Subsidiaries) be a creditor in respect of any Financial Indebtedness.

21.16.2       Clause 21.16.1 does not apply to Permitted loans.

21.17                 Dividends and share redemption

No Obligor shall or shall permit any of Its Subsidiaries to:

(a)                                 declare, make or pay any dividend, charge, fee or other distribution (or Interest on any unpaid dividend, charge, fee or other distribution) {whether in cash or in kind) on or in respect of its share capital (or any class of Its share capital);

(b)                                 repay or distribute any dividend or share premium reserve;

(c)                                  pay any management, advisory or other fee to or to the order of any of the shareholders of the Company; or

(d)                                 redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so,

other than a Permitted Distribution or with the prior written consent of the lender.

21.18                 Financial lndebtedness

21.18.1       Except as permitted under Clause 21.18.2, no Obligor shall (and it shall procure that none of its Subsidiaries) incur or allow to remain outstanding any Financial Indebtedness.

21.18.2       Clause 21.18.1 does not apply to Financial Indebtedness which is Permitted Financial Indebtedness.

28.19                 No Guarantees or indemnities

21.18.3       Except as permitted under Clause 21.18.2, no Obligor shall (and the Company shall ensure that no other Group Company will) incur or allow to remain outstanding any guarantee in respect of any obligation of any person.

21.18.4       Clause 21.18.1 does not apply to a guarantee that is a Permitted Guarantee.

Miscellaneous

21.19                 Amendments

No Obligor shall (and the Company shall ensure that no other Group Company will) amend, vary, novate, supplement, supersede, waive or terminate any term of a Transaction Document or any other document delivered to the Agent pursuant to Clause 4.1 (Initial conditions precedent) or 33 (Changes to the Obligors) or enter into any agreement with any shareholders of the Parent or any of their Affiliates which is not a Group Company except in writing with the prior written consent of the Original Lenders.

21.20                 Further assurance

21.20.1       Each Obligor shall (and the Parent shall procure that each other Group Company will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Lender may reasonably specify (and in such form as the Lender may reasonably require in favour of the Lender or its nominee(s)):

(a)                                 to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Lender provided by or pursuant to the Finance Documents or by law;

(b)                                 to confer on the Lender Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or

(c)                                  to facilitate the realisation of the assets which are, or are Intended to be, the subject of the Transaction Security.

21.20.2       Each Obligor shall (and the Company shall procure that each other Group Company will) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Lender by or pursuant to the Finance Documents.

21.21                 Insurance

21.21.1       Each Obligor shall:

(a)                                 effect and maintain insurances at its own expense in respect of all its assets and business of an insurable nature with reputable insurers of good standing acceptable to the Lender;

(b)                                 comply with all requirements relating to insurance in any lease, agreement for lease or tenancy under which that Obligor derives its estate or interest in those assets;

(c)                                  procure that the insurances it must maintain to comply with this Clause (the Insurances):

(i)                                     are on the same terms and cover the same risks as those normally taken out by prudent companies owning or possessing similar assets and carrying on similar businesses to that Obligor’s;

(ii)                                  are in such amounts as is prudent (including for the full replacement value from time to time of any assets destroyed or otherwise becoming a total loss); and

(iii)                               contain a loss payee clause under which the lender is named as first loss payee:

(iv)                              where the assets in question are the subject of Security in favour of the lender, name the lender as composite insured in respect of its own separate insurable interest under each of the Insurances (other than public liability and third party liability insurances) but without:

(A)                               any liability on the part of the lender for any premium in relation to those Insurances (unless the lender has expressly and specifically requested to be made liable in respect of any increase in premium or unpaid premium In respect of any of those Insurances); or

(B)                               any obligation on the part of the lender to make any disclosure to any insurer or any insurance broker in relation to those Insurances unless and until the lender becomes a mortgagee in possession of any Property, in which circumstance an obligation shall apply on the part of the lender to make disclosure to any insurer or any insurance broker in relation to the Insurance or Insurances in respect of that Property pursuant to the terms of that Insurance or those Insurances;

(v)                                 pay when due all premiums and other moneys payable under the Insurances and promptly at the request of the lender produce receipts for the payment of the premiums;

(vi)                              promptly when asked by the lender, deposit with or produce for its inspection, all policies and other contracts for the Insurances;

(vii)                           use all reasonable endeavours to prevent the happening of any act, omission, breach or default that would be reasonably likely to render void or voidable any Insurances; and

(viii)                        each insurer must give at least 20 days’ notice to the lender if it proposes to:

(A)                               repudiate, rescind or cancel any Insurance;

(B)                               treat any Insurance as avoided in whole or in part;

(C)                               treat any Insurance as expired due to non-payment of premium; or

(D)                               otherwise decline any claim under any Insurance by or on behalf of any insured party,

and, in respect of paragraph (C) above, must in the notice give the Lender the opportunity to rectify any such nonpayment of premium within the notice period.

21.21.2       Following the Lender’s request, each Obligor must ensure that the Lender receives certified copies of the Insurances, receipts for the payment of premiums for insurance and any information in connection with the Insurances and claims under them which the Lender may reasonably require.

21.21.3       If any Obligor fails to comply with any of its obligations under Clause 21.21.1, the Lender may (but shall be not obliged to) effect or renew any insurance referred to in that Clause.

21.21.4       The Obligors shall indemnify the Lender against all actions, proceedings, demands, claims, costs, expenses, and other liabilities incurred by them in effecting or renewing any insurance in accordance with Clause 21.21.2, and shall pay interest at the rate specified in Clause 8.3 (Default interest) on the sums payable under this Clause from the date on which the liability was incurred to the date of actual payment (both before and after judgment).

21.21.5       Each Obligor undertakes (subject to the rights and claims of any relevant lessor or landlord) to apply all amounts it receives under any of the Insurances at the direction of the Lender either to:

(a)                                 make good the loss or damage in respect of which those moneys are received; or

(b)                                 in or towards the discharge of the liabilities of the Obligors to the Lender under or pursuant to the Finance Documents.

21.22                 Pensions

No Obligor shall (and it shall ensure that none of its Subsidiaries):

(a)                                 is or has been at any time an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993) or “connected” with or an

“associate” of (as those terms are defined in sections 38 or 43 of the Pensions Act 2004) such an employer; or

(b)                                 operates a defined benefit occupational pension scheme for the benefit of its employees.

21.23                 People with Significant Control regime

Each Obligor incorporated in the United Kingdom shall:

(a)                                 within the relevant timeframe, comply with any notice it receives pursuant to Part 21A of the Companies Act 2006 from any company incorporated in the United Kingdom whose shares are the subject of the Transaction Security; and

(b)                                 promptly provide the Lender with a copy of that notice.

21.24                 Access

Each Obligor shall permit the Lender and/or accountants or other professional advisers and contractors of the Lender free access at all reasonable times and on reasonable notice during the Company’s usual business hours but not more than once a year (unless an Event of Default is continuing) at the risk and cost of the Obligor or Company to the premises, assets, books, accounts and records of each Obligor.

21.25                 Intellectual Property

Each Obligor shall:

(a)                                 preserve and maintain the subsistence and validity of the Intellectual Property necessary for its business;

(b)                                 use reasonable endeavours to prevent any infringement in any material respect of the Intellectual Property;

(c)                                  make registrations and pay all registration fees and taxes necessary to maintain the Intellectual Property in full force and effect and record its interest in that Intellectual Property;

(d)                                 not use or permit the Intellectual Property to be used in a way or take any step or omit to take any step in respect of the Intellectual Property which may materially and adversely affect the existence or value of the Intellectual Property or imperil the right of any Group Company to use such property; and

(e)                                  not discontinue the use of the Intellectual Property.

21.26                 Government Compliance

The Parent shall meet, and shall cause each Group Company to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to the minimum funding requirements of ERISA. The Parent shall comply, and shall cause each Group Company to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which would reasonably be expected to have a Material Adverse Effect.

21.27                 Inventory; Returns

The Parent shall (and shall ensure that each of its Subsidiaries shall) keep all material Inventory in good and marketable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between the Parent and its account debtors shall be on the same basis and in accordance with the usual customary practices of the Parent, as they exist at the time of the execution and Parent shall promptly notify the Lender of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than Fifty Thousand Dollars ($50,000).

21.28                 Consent of Inbound Licensors

Other than licenses in the ordinary course, prior to or within a reasonable period of time after entering into or becoming bound by any license or agreement, the Parent shall (and shall ensure that each of its Subsidiaries shall): (i) provide written notice to the Lender of the material terms of such license or agreement with a description of its likely impact on the Group’s business or financial condition; and (ii) in good faith use commercially reasonable efforts to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for a Group Company’s interest in such licenses or contract rights to be secured in favour of the Lender in it that might otherwise be restricted by the terms of the applicable license or agreement, whether nor existing or entered into in the future, provided, however, that the failure to obtain any such consent or waiver shall not constitute a default under this Agreement.

21.29                 Obligor the Lender accounts

The Parent shall ensure that all the bank accounts of the Group in the United States of America are opened and maintained with the Lender.

21.30                 Treasury Transactions

No Obligor shall enter into any Treasury Transaction, other than:

(a)                                 spot and forward delivery foreign exchange contracts entered into in the ordinary course of business and not for speculative purposes; and

(b)                                 any Treasury Transaction entered into for the hedging of actual or projected real exposures arising in the ordinary course of trading activities of an Obligor for a period of not more than 6 months and not for speculative purposes.

21.31                 Centre of Main Interests and Establishments

21.31.1 Each Obligor shall maintain its centre of main interests in England and Wales for the purposes of the Insolvency Regulation.

21.32                 No Obligor shall open or maintain any establishment (as defined in Article 2(10) of the Insolvency Regulation) in any jurisdiction other than England and Wales, or take any action or permit any action to be taken which may result in a court of any other jurisdiction finding that the Obligor has an establishment in that other jurisdiction.

21.32.1       The Company shall procure that the UK Target accedes as an Additional Obligor, and provides all of the evidence and documentation specified in Part 2 of Schedule 2 (Conditions Precedent- Additional  Obligor) and enters into a security accession deed to the Debenture immediately following Completion.

21.32.2       The Company shall procure that the French Target accedes as an Additional Obligor and provides all of the evidence and documentation as required by the Lender to ensure the enforceability and validity of that guarantee within 30 days of Completion.

21.33                 Conditions Subsequent

The Company shall:

(a)                                 submit the duly executed stock transfer forms for the transfer of the UK Target to HM Revenue & Customs for stamping, as soon as reasonably practicable and in any event within 30 days of Completion;

(b)                                 within 5 Business Days of receipt from HM Revenue & Customs of a stamped stock transfer form In relation to the transfer of shares in the UK Target to the Company, provide to the Lender a certified copy of the register of members of the UK Target; and

(c)                                  within 5 Business Days of receipt from HM Revenue & Customs of a stamped stock transfer form in relation to the transfer of shares in the UK Target, provide to the Lender the original share certificate duly executed in relation to the shares in the UK Target.

22                                  Events of Default

Each of the events or circumstances set out in this Clause 22 is an Event of Default (save for Clause 22.22 (Acceleration)).

22.1                        Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)                                 its failure to pay is caused by:

(i)                                     administrative or technical error which is not its fault; or

(ii)                                  a Disruption Event; and

(b)                                 payment is made within two Business Days of its due date.

22.2                        Financial covenants

Any requirement of Clause 20 (Financial covenants) is not satisfied.

22.3                        Other obligations

22.3.1              An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 22.1 (Non-payment) and 22.2 (Financial covenants)).

22.3.2              No Event of Default under Clause 22.3.1 will occur if the failure to comply:

(a)                                 is, in the opinion of the Lender, capable of remedy;

(b)                                 is remedied within ten Business Days of the earlier of (i) the Lender giving notice to the Company and (li) the Company or an Obligor becoming aware of the failure to comply; and

(c)                                  is as a result of an Obligor failing to ensure or procure compliance by the Spanish Target or the German Target with any provision of the Finance Documents unless such event or circumstance causes a financial loss or claim or liability to the Group in excess of US$250,000.

22.4                        Misrepresentation etc.

Any representation, warranty or statement made or given or deemed to be made or given by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made, unless such misrepresentation, breach of warranty or misleading or incorrect statement arises as a result of an event or circumstance in relation to the Spanish Target or the German Target and such event or circumstance causes a financial loss or claim or liability to the Group in excess of US$250,000.

22.5                        Cross default

22.5.1              Any Financial Indebtedness of any Obligor is not paid when due nor within any originally applicable grace period.

22.5.2              Any Financial Indebtedness of any Obligor is declared to be or otherwise becomes due and payable before its specified maturity as a result of an event of default (however described).

22.5.3              Any commitment for any Financial Indebtedness of any Obligor is cancelled or suspended by a creditor of any Obligor as a result of an event of default (however described).

22.5.4              Any creditor of any Obligor becomes entitled to declare any Financial Indebtedness of any Obligor due and payable before its specified maturity as a result of an event of default (however described).

22.5.5              No Event of Default will occur under this Clause 22.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within Clauses 22.5.1 to 22.5.4:

(a)                                 the default relates to the payment of principal or interest due on any Financial Indebtedness is less than $250,000 (or its equivalent in any other currency or currencies) in aggregate and is not cured or waived within any applicable grace period;

(b)                                 the default relates to the outstanding principal amount of any agreement relating to Financial Indebtedness which results in the right by a third party to accelerate such Financial Indebtedness is less than $750,000 (or its equivalent In any other currency or currencies) in aggregate and is not cured or waived within any applicable grace period; or

(c)                                  the default relates to any other agreement with a third party and would not reasonably be expected to have a Material Adverse Effect.

22.6                        Insolvency

22.6.1              Any Obligor:

(a)                                 is unable or admits inability to pay its debts as they fall due;

(b)                                 is deemed to, or is declared to, be unable to pay its debts under applicable law;

(c)                                  suspends or threatens to suspend making payments on any of Its debts; or

(d)                                 by reason of actual or anticipated financial difficulties, commences negotiations with one or more of Its creditors (excluding the Lender In relation to this Facility) with a view to rescheduling any of its indebtedness.

22.6.2              The value of the assets of any Obligor is less than its liabilities (taking Into account contingent and prospective liabilities).

22.6.3              A moratorium or other protection from its creditors is declared or imposed in respect of any indebtedness of any Obligor. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

22.7                        Insolvency proceedings

22.7.1              Any corporate action, legal proceedings or other procedure or step is taken (including the making of an application, the presentation of a petition, the filing or service of a notice or the passing of a resolution) in relation to:

(a)                                 the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, striking-off, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor:

(b)                                 a composition, compromise, assignment or arrangement with any creditor of any Obligor;

(c)                                  the appointment of a liquidator, supervisor, receiver, administrative receiver, administrator, compulsory manager, trustee or other similar officer in respect of any Obligor or any of its assets: or

(d)                                 enforcement of any Security over any assets of any Obligor. or any analogous procedure or step is taken in any jurisdiction.

22.7.2              Clause 22.7.1 shall not apply to any winding-up petition by a creditor which is proved to the satisfaction of the Lender (acting in good faith) to be an abuse of process or to have no real prospect of success and which is discharged, stayed or dismissed within seven Business Days of its presentation and in any event before it is advertised.

22.8                        Creditors’ process

Any expropriation, attachment. sequestration, distress, commercial rent arrears recovery or execution, or any analogous process in any jurisdiction, affects any asset or assets of an Obligor having a value of $175,000 individually or $350,000 in aggregate (or its equivalent in any currency) and Is not discharged within 7 days.

22.9                        Ownership of the Obligors

An Obligor is not or ceases to be a Wholly-Owned Subsidiary of the Parent.

22.10                 Cessation of business

Any Obligor suspends, ceases or threatens to suspend or cease to carry on all or a substantial part of its business.

22.11                 Unlawfulness

It is or becomes unlawful for any Obligor to perform any of its obligations under the Finance Documents.

22.12                 Repudiation

Any Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

22.13                 Finance Documents and guarantees

Any Finance Document, or the guarantee of any Guarantor under this Agreement, is not (or is claimed by any Obligor not to be) in full force and effect.

22.14                 Repudiation and rescission of agreements

22.14.1       Any Obligor rescinds or purports to rescind any Finance Document in whole or in part where to do so would or could be expected to have a Material Adverse Effect.

22.14.2       Any party to the Acquisition Documents rescinds or purports to rescind or repudiates or purports to repudiate any of those agreements or instruments in whole or in part where to do so has or is, in the opinion of the Lenders, likely to have a material adverse effect on the interests of the Lender under the Finance Documents.

22.15                 Enforcement of Security

Any Security over any of the assets of any Obligor becomes enforceable.

22.16                 Sureties and providers of Security

Any of the events referred to in this Clause 22 (except for Clauses 22.2 (Financial covenants) and 22.9 (Ownership of the Obligors)) occurs in relation to any surety for, or provider of Security in respect of, any Obligor’s obligations under any Finance Document.

22.17                 Compliance

Any Group Company becomes an “investment company” or is controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or becomes principally engaged in, or undertakes as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or uses the proceeds of any Loan for such purpose.

22.18                 Transactions with Affiliates

Any Group Company enters into or permits to exist any material transaction with any Affiliate of Parent except for:

(a)                                 transactions expressly permitted by, and subject to the terms of, this Agreement, the other Finance Documents;

(b)                                 compensation and employment arrangements with employees, offices and directors in the ordinary course of business;

(c)                                  transactions between or among any of Obligors and/or their Wholly-Owned Subsidiaries that are, or concurrent with such transaction becomes, Obligors;

(d)                                 the Cross License Agreement and the Transfer Pricing Agreements;

(e)                                  the agreements identified in Schedule 8 (Agreements); and

(f)                                   other transactions that are in the ordinary course of Parent’s business, upon fair and reasonable terms that are no less favourable to Parent than would be obtained in an arm’s length transaction with a non-affiliated Person.

22.19                 Material adverse change

22.19.1       Any event or circumstance, or series of events or circumstances, occurs which, in the opinion of the Lender, has or could reasonably be expected to have a Material Adverse Effect.

22.19.2       The Parent may repurchase the equity securities or warrants or options to acquire any equity securities of the Parent owned or held by former officers or employees pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase.

22.20                 Declaration of Dividends by the Parent

The Parent does any of the following without the prior written consent of the Lender:

(a)                                 declares, makes or pays any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(b)                                 repays or distributes any dividend or share premium reserve;

(c)                                  pays or allows any member of the Group to pay any management, advisory or other fee to or to the order of any of the shareholders of the Parent; or

(d)                                 redeems, repurchases, defeases, retires or repays any of its share capital or resolves to do so.

22.21                 Litigation

Any litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency are started, or any judgment or order of a court, arbitral body or agency is made, in relation to the Transaction Documents or the transactions contemplated in the Transaction Documents or against any Obligor or its assets which have, or has, or are, or is, reasonably likely to have a Material Adverse Effect.

22.22                 Acceleration

On and at any time after the occurrence of an Event of Default the Lender may by notice to the Company:

(a)                                 cancel the Commitment, at which time it shall immediately be cancelled;

(b)                                 declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;

(c)                                  declare that all or part of the Loans be payable on demand, at which time they shall immediately become payable on demand by the Lender; and/or

(d)                                 exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

Section 9 - Changes to Parties

23                                  Assignments by the Lender

23.1                        Assignment

Subject to this Clause 23, the Lender may assign any of its rights under the Finance Documents to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets.

23.2                        Conditions of assignment

23.2.1              If:

(a)                                 the Lender assigns any of its rights under the Finance Documents or changes its Facility Office; and

(b)                                 as a result of circumstances existing at the date the assignment or change occurs, an Obligor would be obliged to make a payment or an increased payment to the assignee or the Lender acting through its new Facility Office under Clause 13 (Increased    Costs),

then the assignee or the Lender acting through its new Facility Office is only entitled to receive payment under that Clause to the same extent as the Lender would have been if the assignment or change had not occurred.

23.3                        Security over Lender’s rights

In addition to the other rights provided to the Lender under this Clause 23, the Lender may without consulting with or obtaining consent from any Obligor, at any time, create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure its obligations including any charge, assignment or other Security to secure obligations to a federal reserve or central bank except that no such charge, assignment or Security shall:

(i)                                     release the Lender from any of Its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)                                  require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the Lender under the Finance Documents.

24                                  Changes to the Obligors

24.1                        Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

24.2                        Additional Guarantors

24.2.1              A Group Company shall become an Additional Guarantor if the Lender has received all of the documents and other evidence listed in Part 2 of Schedule 2 (Conditions precedent- Additional Obligor) in relation to that Additional Guarantor, each in form and substance satisfactory to the Lender.

24.2.2              The Lender shall notify the Company promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 2 of Schedule 2 (Conditions precedent- Additional  Obligor).

Section 10 -The Lender

25                                  Rights and discretions of the Lender

25.1                        Exclusion of liability

25.1.1              The Lender shall not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Lender if the Lender has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Lender for that purpose.

25.1.2              Notwithstanding the provisions of Clause 26 (Payment mechanics), the Lender shall not be liable to any Borrower for the failure, or the consequences of any failure, of any cross-border payment system to effect same-day settlement to an account of any Borrower.

25.2                        Lender’s management time

Any amount payable to the Lender under Clause 14.2.2 (Other indemnities) and Clause 16 (Costs and expenses) shall include the cost of utilising the Lender’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Lender may notify to the Company, and is in addition to any fee paid or payable to the Lender under Clause 11 (Fees).

25.3                        Conduct of business by the Lender no provision of this Agreement will:

(a)                                 interfere with the right of the Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)                                 oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)                                  oblige the Lender to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

Section 11- Administration

26                                  Payment mechanics

26.1                        Payments

26.1.1              On each date on which an Obligor is required to make a payment under a Finance Document, that Obligor shall make the same available to the Lender (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the

Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

26.1.2              Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London, as specified by the Lender) with such bank as the Lender specifies.

26.2                        Partial payments

26.2.1              If the Lender receives or recovers a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Lender may apply that payment towards the obligations of that Obligor under the Finance Documents in any order.

26.2.2              Clause 26.2.1 will override any appropriation made by an Obligor.

26.3                        No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

26.4                        Business Days

26.4.1              Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

26.4.2              During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

26.5                        Currency of account

26.5.1              Subject to Clauses 26.5.2 and 26.5.3, dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

26.5.2              Each payment in respect of costs, expenses or Taxes shall be made In the currency In which the costs, expenses or Taxes are incurred.

26.5.3              Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.

26.6                        Change of currency

26.6.1              Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(a)                                 any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Lender (after consultation with the Company); and

(b)                                 any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Lender (acting reasonably).

26.6.2              If a change in any currency of a country occurs, this Agreement will, to the extent the Lender (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

27                                  Set-off

The Lender may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to that Obligor, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

28                                  Notices

28.1                        Communications In writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, must be made by letter.

28.2                        Addresses

28.2.1              The address (and the department or officer, if any, for whose attention the communication is to be made) of the Lender and the Company for any communication or document to be made or delivered under or in connection with the Finance Documents Is that identified with its name in Clause 28.2.2 or any substitute address or department or officer as the Party may notify to the other Party named in Clause 28.2.2 by not less than five Business Days’ notice.

28.2.2              The addresses referred to in Clause 28.2.1 are as follows:

(a)                                 The Company:

Evolving Systems Holdings Limited I Evolving Systems Limited I Evolving Systems BLS Ltd

2nd Floor, 31 Chertsey Street, Guildford

Surrey GU1 4HD

Attention: the Directors

With copy to:

Evolving Systems Inc.

9777 Pyramid Court, Suite 100

Englewood, CO 80112 Attention:

Directors

(b)                                 The Lender.

East West Bank

Technology & Commercial Banking Group 2350

Mission College Blvd., Suite 988

Santa Clara, CA 95054

Attention:                                         Chris Hetterly

28.3                        Delivery

28.3.1              Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(a)                                 when it has been left at the relevant address; or

(b)                                 two Business Days (or, in the case of airmail, five Business Days) after being deposited in the post postage prepaid (or, as the case may be, airmail postage prepaid), in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of Its address details provided under Clause 28.2 (Addresses), if addressed to that department or officer.

28.3.2              Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender and then only if it is expressly marked for the attention of the department or officer identified in Clause 28.2.2 (or any substitute department or officer as the Lender shall specify for this purpose).

28.3.3              Any communication or document made or delivered to the Company in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

28.3.4              Any communication or document which becomes effective, in accordance with Clauses 28.3.1 to 28.3.3, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

28.4                        Electronic communication

28.4.1              Any communication to be made between the Lender and any Obligor under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including by way of posting to a secure website) if they:

(a)                                 notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(b)                                 notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

28.4.2              Any such electronic communication as specified in Clause 28.4.1 to be made between an Obligor and the Lender may only be made in that way to the extent that they agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

28.4.3              Any such electronic communication as specified in Clause 28.4.1 made between the Lender and an Obligor will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by an Obligor to the Lender, only if it is addressed in such a manner as the Lender shall specify for this purpose.

28.4.4              Any electronic communication which becomes effective, in accordance with Clause 28.4.3, after 5.00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

28.4.5              Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 28.4.

28.5                        English language

28.5.1              Any notice given under or in connection with any Finance Document must be in English.

28.5.2              All other documents provided under or in connection with any Finance Document must be:

(a)                                 in English; or

(b)                                 if not in English, and if so required by the Lender, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

29                                  Calculations and certificates

29.1                        Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

29.2                        Certificates and determinations

Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

29.3                        Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice.

Execution version

30                                  Partial invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

31                                  Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document.  No election to affirm any Finance Document on the part of the Lender shall be effective unless it is in writing.  No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

32                                  Amendments and waivers

32.1                        Obligor confirmation

Each Obligor agrees to any amendment or waiver to any term of a Finance Document which is agreed to by the Company.  This includes any amendment or waiver which would, but for this Clause 32.1, require the consent of all of the Guarantors.

33                                  Confidential Information

33.1                        Confidentiality

The Lender agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 33.2 (Disclosure of Confident/a/Information) and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

33.2                        Disclosure of Confidential Information The Lender may disclose:

(a)                                 to any of its Affiliates and Related Funds and any of Its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as the Lender shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is Informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform !f the recipient is subject to professional obligations to maintain the confidentiality of the information or Is otherwise bound by requirements of confidentiality In relation to the Confidential Information;

(b)                                 to any person:

(i)                                     to (or through) whom it assigns (or may potentially assign) all or any of its rights under one or more Finance Documents and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)                                  with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)                               appointed by the Lender or by a person to whom paragraphs (a) or (b)(i) or (b)(ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)                              who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraphs (b){i) or (b){ii) above;

(v)                                 to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)                              to whom information Is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)                           to whom or for whose benefit the Lender charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 23.3 (Security over Lender’s rights);

(viii)                        who is a Party; or

(ix)                              with the consent of the Company;

in each case, such Confidential Information as the Lender shall consider appropriate if:

(A)                               in relation to paragraphs (b)(i), (b)(ii) or (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient Is a professional adviser and Is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)                               in relation to paragraph (b)(iv) above, the person to whom the Confidential Information Is to be given has entered Into a Confidentiality Undertaking or Is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and Is informed that some or all of such Confidential Information may be price-sensitive information;

(C)                               in relation to paragraphs (b)(v), (b)(vi) or (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Lender, it is not practicable so to do in the circumstances;

(c)                                  to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

33.3                        Entire agreement

This Clause 33 constitutes the entire agreement between the Parties in relation to the obligations of the Lender under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

33.4                        Inside Information

The Lender acknowledges that some or all of the Confidential Information is or may be price- sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Lender undertakes not to use any Confidential Information for any unlawful purpose.

33.5                        Notification of disclosure

The Lender agrees (to the extent permitted by law and regulation) to Inform the Company:

(a)                                 of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 33.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to In that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)                                 upon becoming aware that Confidential Information has been disclosed In breach of this Clause 33.

33.6                        Continuing obligations

The obligations in this Clause 33 are continuing and, in particular, shall survive and remain binding on the Lender for a period of twelve months from the earlier of:

(a)                                 the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitment has been cancelled or otherwise ceased to be available; and

(b)                                 the date on which the Lender otherwise ceases to be the Lender.

34                                  Confidentiality of Funding Rates

34.1                        Confidentiality and disclosure

34.1.1              Each Obligor undertakes to the Lender to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by Clauses  34.1.2.

34.1.2              Each Obligor may disclose any Funding Rate, to:

(a)                                 any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that it may be price sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;

(b)                                 any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price sensitive information except that there shall be no requirement to so inform if, in the opinion of the relevant Obligor it is not practicable to do so in the circumstances;

(c)                                  any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes If the person to whom that Funding Rate is to be given is informed in writing of Its confidential nature and that it may be price sensitive information except that there shall be no requirement to so inform if, in the opinion of the relevant Obligor,  it is not practicable to do so in the circumstances; and

(d)                                 any person with the consent of the Lender.

34.2                        Related obligations

34.2.1              Each Obligor acknowledges that each Funding Rate is or may be price-sensitive information and that Its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse. Each Obligor undertakes not to use any Funding Rate for any unlawful purpose.

34.2.2              Each Obligor agrees to inform the Lender:

(a)                                 of the circumstances of any disclosure made pursuant to paragraph (b) of Clause 34.1.2 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of Its supervisory or regulatory function; and

(b)                                 upon becoming aware that any information has been disclosed in breach of this Clause 34.

34.3                        No Event of Default

No Event of Default will occur under Clause 22.3 (Other obligations) by reason only of an Obligor’s failure to comply with this Clause 34.

35                                  Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

Section 12- Governing Law and enforcement

36                                  Governing Law

English law governs this Agreement, its interpretation and any non-contractual obligations arising from or connected with it.

37                                  Enforcement

37.1                        Jurisdiction

37.1.1              The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a Dispute).

37.1.2              The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

37.1.3              Notwithstanding Clause 37.1.1, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

37.2                        Service of process

37.2.1              Subject to Clause 37.2.3, the address for service of each Obligor not incorporated in England and Wales (each a Foreign Obligor) under this Clause is:

Evolving Systems Holdings Limited I Evolving Systems Limited I Evolving Systems BLS Ltd

FAO: Directors

2nd Floor

31 Chertsey Street

Guildford

Surrey GU1 4HD

37.2.2              Without prejudice to any other mode of service allowed under any relevant law, any Service Document relating to proceedings before the English courts may be served on a Foreign Obligor at the address for service given in this Clause. That service may be made by pre-paid first class recorded delivery post or any other method allowed by law.

37.2.3              If a Foreign Obligor wishes to change its address for service to a different address in England or Wales, it may do so by giving the Lender at least 20 Business Days’ written notice of its new address for service.

37.2.4              In this Clause, “Service Document” means any claim form, application notice, judgment, order or other notice of legal process relating to any Finance Document.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1 - The Original Obligors

Name of Original
Borrower	Original Jurisdiction	Registration number (or equivalent, If any)

Evolving Systems Holdings Limited	England and Wales	05272751

Name of Original Guarantors	Original Jurisdiction	Registration number (or equivalent, If any)

Evolving Systems Inc.	Delaware	02580274

Evolving Systems BLS Limited	England and Wales	10723209

Evolving Systems Holdings Limited	England and Wales	05272751

Evolving Systems Limited	England and Wales	02325854

The Parent

SIGNED by

for and on behalf of
Evolving Systems, Inc.

The Company

SIGNED by

for and on behalf of
Evolving Systems Holdings Limited

The Original Borrower

SIGNED by

for and on behalf of
Evolving Systems Holdings Limited

The Original Guarantors

SIGNED by	)
	)	Richard A. Dinkel
for and on behalf of	))
Evolving Systems, Inc.	)

SIGNED by	)
	)	Richard A. Dinkel
for and on behalf of	))
Evolving Systems Holdings Limited	)

SIGNED by	)
	)	Richard A. Dinkel
for and on behalf of	))
Evolving Systems BLS Limited	)

SIGNED by	)
	)	Richard A. Dinkel
for and on behalf of	))
Evolving Systems Limited	)

The Lender

SIGNED by	)
)
for and on behalf of	)	Chris Hetterly
East West Bank	)	Managing Director